UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

INVENTRUST PROPERTIES CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

AND

PROXY STATEMENT

Date:	June 1, 2017

Time:	9:00 a.m., central time

Place:	Hilton Oak Brook Hills Resort
3500 Midwest Road
Oak Brook, Illinois 60523

InvenTrust Properties Corp.

2809 Butterfield Road, Suite 200

Oak Brook, Illinois 60523

(855) 377-0510

Notice of Annual Meeting of Stockholders

to be held

June 1, 2017

Dear Stockholder:

Our annual stockholders’ meeting will be held on June 1, 2017, at 9:00 a.m. central time, at Hilton Oak Brook Hills Resort, 3500 Midwest Road, Oak Brook, Illinois 60523. At our annual meeting, we will ask you to consider and vote upon:

1.	A proposal to elect seven directors;

2.	A proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017; and

3.	Any other business that may properly come before the annual meeting, including any postponement or adjournment thereof.

If you were a stockholder of record at the close of business on March 31, 2017, your shares may be voted at the annual meeting, including any postponements or adjournments of the meeting. If you plan on attending the annual meeting of stockholders in person, please contact Mr. Dan Lombardo, Investor Relations, at dan.lombardo@inventrustproperties.com so that we can arrange for sufficient space to accommodate all attendees.

In order to reduce costs associated with our annual meeting, we are primarily furnishing proxy materials to our stockholders electronically as permitted by the U.S. Securities and Exchange Commission. Unless an election has been affirmatively made to receive printed paper copies of the materials by mail, stockholders will receive a Notice of Annual Meeting and Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials free of charge over the Internet.

Please promptly submit your proxy by mail, telephone or Internet by following the instructions provided to ensure that your shares will be represented whether or not you attend the annual meeting. We encourage you to submit your proxy prior to the meeting to help ensure that a quorum is present and our meeting can proceed.

By order of the Board of Directors,

Christy L. David
Vice President, Deputy General Counsel and Secretary
April 7, 2017

InvenTrust Properties Corp.

2809 Butterfield Road, Suite 200

Oak Brook, Illinois 60523

(855) 377-0510

PROXY MATERIALS AND ANNUAL MEETING

Information About the Proxy Materials

The board of directors of InvenTrust Properties Corp., a Maryland corporation (referred to herein as the “Company,” “InvenTrust,” “we,” “our” or “us”), is furnishing the enclosed Notice of Annual Meeting, proxy statement and proxy card to you, and to all stockholders of record as of the close of business on March 31, 2017, because the board is soliciting your proxy to vote at the Company’s 2017 annual meeting of stockholders (the “Annual Meeting”), and at any postponements or adjournments thereof.

The Securities and Exchange Commission (“SEC”) has adopted rules permitting the electronic delivery of proxy materials. In accordance with those rules, we are primarily furnishing proxy materials to our stockholders via the Internet, rather than mailing paper copies of the materials. Internet distribution of the proxy materials is designed to expedite receipt by stockholders and lower costs of the Annual Meeting. Beginning on or about April 7, 2017, we mailed a Notice of Annual Meeting and Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders as of the close of business on March 31, 2017, which contained instructions on how to access and review proxy materials, including our proxy statement and our Annual Report for the fiscal year ended December 31, 2016, and how to submit proxies via the Internet or by telephone. If you received a Notice but would like to submit your proxy by mail or request paper copies of our proxy materials going forward, you may still do so by following the instructions described in the Notice.

Choosing to receive your proxy materials over the Internet will help reduce the costs associated with the printing and mailing of the proxy materials to you. Unless you affirmatively elect to receive paper copies of our proxy materials in the future by following the instructions included in the Notice, you will continue to receive a Notice directing you to a website for electronic access to our proxy materials.

On or about April 7, 2017, we also began mailing a full set of proxy materials to certain stockholders who previously requested a paper copy of the proxy materials.

If you own shares of our common stock in more than one account, such as individually or jointly with your spouse, you may receive more than one Notice or set of these materials. Please make sure to authorize a proxy to vote all of your shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 1, 2017. This proxy statement, the proxy card and our annual report to stockholders for the year ended December 31, 2016 are available at www.proxyvote.com.

Information About the Annual Meeting

The Annual Meeting will be held on June 1, 2017, beginning at 9:00 a.m., central time, at Hilton Oak Brook Hills Resort, 3500 Midwest Road, Oak Brook, Illinois 60523. We welcome your attendance at the meeting. Please note that only stockholders as of March 31, 2017 (the record date) or the holders of their valid proxies will be permitted to attend. If you plan to attend the meeting in person, please bring:

•	a valid governmental-issued picture identification, such as a driver’s license or a passport, which is required before being admitted to the meeting; and

•	if you hold shares through a broker or nominee (i.e., in “street name” as further described below under the heading “Information about Voting – Beneficial Owners”), proof of your beneficial ownership as of March 31, 2017, such as a brokerage statement showing your ownership as of that date or a “legal proxy” authorizing you to vote such shares; and

•	if you are a representative of a corporate or institutional stockholder, proof that you are a representative of such stockholder.

Please contact Mr. Dan Lombardo, Investor Relations, at dan.lombardo@inventrustproperties.com, with any questions you have about attending the meeting, including requests for directions or other guidelines regarding admission to the meeting.

Information About Voting

Your presence in person or by proxy is needed to ensure that the proposals can be acted upon. We are a widely held company, and no large affiliated groups of stockholders own substantial blocks of our shares. As a result, a large number of our stockholders must be present in person or by proxy at the Annual Meeting in order for us to obtain a quorum. Therefore, your presence in person or by proxy is very important, even if you own a small number of shares. Your immediate response will save us significant additional expense associated with soliciting stockholder votes and will help avoid potential delays and prevent repeated calls to you from our proxy solicitors.

You will have one vote for each share of common stock that you owned at the close of business on March 31, 2017, which is the record date for the Annual Meeting. As of March 31, 2017, there were 773,318,492 shares of common stock outstanding and entitled to vote. There is no cumulative voting.

If you have any questions about the proposals, or if you need additional copies of this proxy statement, please contact our proxy solicitor, Broadridge Investor Communication Solutions, Inc. (“Broadridge”), at (855) 723-7813.

Record Holders

If your shares are registered directly in your name with our transfer agent, DST Systems, Inc., you are, with respect to those shares, the stockholder of record or record holder. Record holders may vote in person at the Annual Meeting or by granting us a proxy to vote on each of the proposals. You may authorize a proxy to vote your shares in any of the following ways:

•	by mail: if you received a hard copy proxy card, you may complete and return it as instructed on the proxy card. If you received a Notice, you may request a proxy card at any time by following the instructions on the Notice. You may then complete the proxy card and return it by mail as instructed on the proxy card;

•	via telephone: dial 1-800-690-6903 any time prior to 11:59 p.m. eastern time on May 31, 2017, and with your Notice in hand follow the instructions; or

•	via the Internet: go to www.proxyvote.com any time prior to 11:59 p.m. eastern time on May 31, 2017, and with your Notice in hand follow the instructions to obtain your records and to create an electronic voting instruction form.

If you are a record holder and grant a proxy, you may nevertheless revoke your proxy at any time before it is exercised by: (1) sending written notice to us, 2809 Butterfield Road, Suite 200, Oak Brook, Illinois 60523, Attention: Corporate Secretary; (2) providing us with a properly executed, later-dated proxy; or (3) attending the Annual Meeting in person and voting your shares. Merely attending the Annual Meeting, without further action, will not revoke your proxy.

Beneficial Owners

If your shares are held in a brokerage account or by another nominee, you are the beneficial owner of shares held in street name, and the Notice (or in some cases, a full set of proxy materials) is being forwarded to you automatically, along with instructions from your broker, bank or other nominee. As a beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the Annual Meeting. Your broker, bank or other nominee has provided voting instructions for you to use in directing how to vote your shares. If you do not provide specific voting instructions by the deadline set forth in the materials you receive from your broker, bank or other nominee, your broker, bank or other nominee can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. See “Abstentions and Broker Non-Votes” below for more information about broker non-votes. Beneficial owners who desire to revoke a previously submitted proxy should contact their bank or broker for instructions.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the meeting. Please contact your broker, bank or other nominee for information about obtaining a legal proxy.

Information Regarding Tabulation of the Vote

Broadridge or its designee will act as the inspector of election and will count the votes.

Information About Items to be Voted on and Vote Necessary for Action to be Taken

At the Annual Meeting, stockholders will act upon the following matters, and such other matters as may properly come before the Annual Meeting or any postponement or adjournment thereof:

Proposal No. 1: Election of seven directors to hold office until the next annual meeting and until their successors are duly elected and qualify. A plurality of all the votes cast at the Annual Meeting shall be sufficient to elect a director. Each share may be voted for as many individuals as there are directors to be elected and for whose election the holder is entitled to vote. The board of directors unanimously recommends a vote FOR each of the nominees for director.

Proposal No. 2: Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017. A majority of the votes cast at the Annual Meeting shall be sufficient to approve Proposal No. 2. The board of directors unanimously recommends a vote FOR the approval of the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017.

If you return your proxy but do not indicate how your shares should be voted, they will be voted “FOR” each director in Proposal No. 1 and “FOR” Proposal No. 2.

Quorum Requirement

The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter shall constitute a quorum. There must be a quorum present in order for us to conduct business at the Annual Meeting.

Abstentions and Broker Non-Votes

An “abstain” vote with respect to any proposal to be voted on at the Annual Meeting is considered present and entitled to vote with respect to that proposal, but is not considered a vote cast with respect to that proposal.

Therefore, an abstention will not have any effect on the outcome of the vote on any proposals, but will be considered present for the purpose of determining the presence of a quorum.

A “broker non-vote” occurs if your shares are not registered in your name and you do not provide the record holder of your shares (usually a bank, broker or other nominee) with voting instructions on a matter and the record holder is not permitted to vote on the matter without instructions from you under applicable rules of the New York Stock Exchange (“NYSE”). The election of directors (Proposal No. 1) is considered a “non-discretionary” item, so if you do not give your broker instructions, the shares will be treated as broker non-votes. The ratification of appointment of our independent registered public accounting firm (Proposal No. 2) is a “discretionary” or routine item under NYSE rules. As a result, the shares will not be treated as broker non-votes and brokers who do not receive instructions as to how to vote on this matter generally may vote on this matter in their discretion. A broker non-vote is considered present for purposes of determining whether a quorum exists, but is not considered a “vote cast” with respect to such matter. Because the election of directors (Proposal No. 1) requires a plurality of all the votes cast at the Annual Meeting, broker non-votes will not have any effect on the election of directors.

Costs of Soliciting Proxies

We will bear all costs and expenses incurred in connection with soliciting proxies. Our directors and executive officers may solicit proxies by mail, personal contact, letter, telephone, facsimile or other electronic means. These individuals will not receive any additional compensation for these activities but may be reimbursed by us for their reasonable out-of-pocket expenses. In addition, Broadridge will solicit proxies on our behalf. We will pay Broadridge fees that we expect will not exceed $200,000 and any out-of-pocket expenses for soliciting proxies.

Other Matters

At this time, no other matter is being presented for your consideration at the Annual Meeting. Generally, no business aside from the items discussed in this proxy statement may be transacted at the meeting. If, however, any other matter properly comes before the Annual Meeting as determined by the chairman of the meeting, your proxies are authorized to act on the proposal at their discretion.

Householding

Only one Notice or copy of this proxy statement and the 2016 annual report have been sent to certain stockholders who share a single address, unless any stockholder residing at that address has given contrary instructions. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs. Additional copies of this proxy statement or our annual report on Form 10-K for the year ended December 31, 2016 will be furnished to you, without charge, by writing us at: c/o InvenTrust Properties Corp., 2809 Butterfield Road, Suite 200, Oak Brook, Illinois 60523, Attention: Investor Relations, or by telephoning us, toll free, at (855) 377-0510. If you share an address with another stockholder and each of you would like to receive only a single set of our annual disclosure documents, please contact us by writing us at: c/o InvenTrust Properties Corp., 2809 Butterfield Road, Suite 200, Oak Brook, Illinois 60523, Attention: Investor Relations, or by telephoning us, toll free, at (855) 377-0510, or, if a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

CORPORATE GOVERNANCE PRINCIPLES

Director Independence

Our business is managed under the direction and oversight of our board. The members of our board are J. Michael Borden, Thomas F. Glavin, Thomas P. McGuinness, Scott A. Nelson, Paula J. Saban, Michael A. Stein and Julian E. Whitehurst. As required by our charter, a majority of our directors must be “independent.” As defined by our charter, an “independent director” means any director who qualifies as an “independent director” under the provisions of the NYSE Listed Company Manual in effect from time to time. The NYSE standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company).

Consistent with these considerations, after reviewing all relevant transactions or relationships between each director, or any of his or her family members, and the Company, our management and our independent registered public accounting firm, and considering each director’s direct and indirect association with the Company and its management, the board has determined that Ms. Saban and Messrs. Borden, Glavin, Nelson, Stein and Whitehurst qualify as independent directors.

Board Leadership Structure and Risk Oversight

Mr. McGuinness, in his role as our president and chief executive officer, is responsible for managing the strategic direction and for providing the day-to-day leadership of the Company. Mr. Borden, in his role as our chairman of the board, organizes the work of the board and ensures that the board has access to sufficient information to carry out its functions, including monitoring the Company’s performance. Mr. Borden presides over meetings of the board and stockholders, establishes the agenda for each meeting and oversees the distribution of information to directors. We have separated the roles of the president and chairman of the board in recognition of the differences between the two roles. Our board believes the current structure is appropriate and effective.

To ensure free and open discussion and communication among the non-management members of our board of directors, the non-management directors will meet periodically in private session with no members of management present. Mr. Borden, as our chairman, presides at these sessions.

Our board oversees the business and affairs of our Company, including its long-term health, overall success and financial strength. The full board is actively involved in overseeing risk management for the Company. Our board oversees risk through: (1) its review and discussion of regular periodic reports to the board and its committees, including management reports, leasing activity and property operating data, as well as actual and projected financial results, the corporate model and outputs, and various other matters relating to our business; (2) the required approval by the board of certain transactions, including, among others, acquisitions and dispositions of properties exceeding certain dollar amounts and financings exceeding certain dollar amounts, as set forth in investment policies adopted by the board; (3) the oversight of risk associated with the various elements of compensation by the compensation committee; (4) the oversight of risk policies and management as well as major financial risk exposures and steps taken to monitor and control such risks by the audit committee; and (5) regular periodic reports from our independent public accounting firm, third-party internal audit firm and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of the Company as a real estate investment trust (“REIT”) for tax purposes and our internal control over financial reporting.

Communicating with Directors

Pursuant to our Corporate Governance Guidelines, defined and discussed below under the heading “Corporate Governance Guidelines,” anyone who would like to communicate with, or otherwise make his or her concerns known directly to the chairperson of our board of directors, the chairperson of any of the audit, nominating and corporate governance and compensation committees, or to the non-management or independent directors as a group, may do so by (1) addressing such communications or concerns to the Secretary of the Company,

InvenTrust Properties Corp., 2809 Butterfield Road, Suite 200, Oak Brook, Illinois 60523, who will forward such communications to the appropriate party, or (2) sending any emails to stockholdercommunications@inventrustproperties.com. Such communications may be done confidentially or anonymously.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Messrs. Borden, Glavin and Stein, with Mr. Glavin serving as chairperson.

Each of the current members of the nominating and corporate governance committee is independent, as defined by the rules of the NYSE and the rules and regulations of the SEC. The nominating and corporate governance committee is responsible for, among other things:

•	identifying individuals qualified to become members of our board of directors, including conducting inquiries into the background and qualifications of any candidate, and recommending and nominating candidates for election to the board at annual meetings of stockholders;

•	reviewing the committee structure of the board of directors and recommending directors to serve as members of each committee of the board of directors;

•	developing and recommending to the board of directors a set of corporate governance guidelines and code of ethics and, from time to time, reviewing such guidelines and code and recommending changes to the board of directors for approval as necessary; and

•	overseeing the annual self-evaluation of the board of directors.

Our board of directors has adopted a written charter for our nominating and corporate governance committee, which is available on our website at www.inventrustproperties.com through the “Investor Relations – Corporate Governance – Board Committees and Charters” tab. In addition, a printed copy of the charter is available to any stockholder without charge by writing us at InvenTrust Properties Corp., 2809 Butterfield Road, Suite 200, Oak Brook, Illinois 60523, Attention: Investor Relations.

Selection of Director Nominees

The nominating and corporate governance committee is responsible for reviewing the qualifications of potential director candidates and recommending those candidates to be nominated for election to the board of directors. The nominating and corporate governance committee considers relevant experience, skills and knowledge as well as individual qualifications, including personal and professional integrity, ethics and values; existing commitments to other businesses; independence, including absence of any personal or professional conflicts of interest; corporate governance experience; financial and accounting background; experience in our industry or familiarity with the issues affecting our business; diversity (including age, gender and ethnic and racial background, viewpoint and experience); academic expertise in an area of our operations; practical and mature business judgment, including ability to make independent analytical inquiries and the extent to which the interplay of the candidate’s skills, knowledge and experience with that of other board members will build a board that is effective, collegial and responsive to the needs of the Company.

The nominating and corporate governance committee screens all potential candidates in the same manner, regardless of the source of the recommendation. The review is expected to be based on any written materials provided with respect to potential candidates, and the nominating and corporate governance committee will review the materials to determine the qualifications, experience and background of the candidates. Final candidates are expected to be interviewed by one or more members of the nominating and corporate governance committee. During 2016, the nominating and corporate governance committee retained a search firm to assist in identifying and evaluating potential director candidates and may do so in the future.

The nominating and corporate governance committee will consider director candidates recommended by stockholders for our 2018 annual meeting of stockholders. Any such recommendations must be submitted in accordance with the procedures specified in Section 9 of Article II of our bylaws. Generally, this requires that the stockholder send certain information about the candidate to our secretary not later than 5:00 p.m., eastern time, on the 120th day and not earlier than the 150th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. For our annual meeting to be held in 2018, a stockholder must provide written notice of a candidate recommendation not earlier than November 8, 2017 and not later than 5:00 p.m., eastern time, on December 8, 2017, to our corporate secretary, c/o InvenTrust Properties Corp., 2809 Butterfield Road, Suite 200, Oak Brook, Illinois 60523. The notice must identify the author as a stockholder, provide a brief summary of the candidate’s qualifications and include the information required by our bylaws for advance notice of stockholder nominees for director. If the shares of our common stock held by the stockholder making the recommendation are held in “street name,” notices should also attach proof of ownership of InvenTrust common stock as of the date of the notice. At a minimum, candidates recommended for nomination to the board of directors must meet the director independence standards of the NYSE.

Audit Committee

Our audit committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is comprised of Messrs. Glavin, Nelson and Stein. Our board has determined that Mr. Glavin, the chairman of the committee, and Mr. Stein each qualify as an “audit committee financial expert,” as such term is defined by the applicable SEC regulations, and that each member of the committee is independent, as defined by the rules of the NYSE and the rules and regulations of the SEC, including the heightened independence standards applicable to audit committee members. The audit committee assists the board in fulfilling its oversight responsibility relating to:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of the independent registered public accounting firm; and

•	the performance of our internal audit function and independent auditors.

The audit committee is also responsible for, among other things:

•	appointing, evaluating, compensating, and overseeing an independent registered public accounting firm, approving services that may be provided by the independent registered public accounting firm, including audit and non-audit services, reviewing the independence of the independent registered public accounting firm and reviewing the adequacy of the auditing firm’s internal quality control procedures;

•	preparing the audit committee report required by SEC regulations to be included in our annual report and proxy statement;

•	reviewing and discussing our annual and quarterly financial statements with management and the independent auditor;

•	engagement, evaluation and compensation of the internal auditor and the adequacy of our internal audit function;

•	discussing our guidelines and policies with respect to risk assessment and risk management, and our major financial risk exposures and the steps management takes to monitor and control such exposures;

•	considering and discussing procedures in place to enforce our Code of Ethics and Business Conduct, and, if appropriate, granting any requested waivers;

•	reviewing and approving procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

•	reviewing related party transactions pursuant to our written policy described below under “Related Party Transaction Policy and Procedures.”

The audit committee charter is available on our website at www.inventrustproperties.com through the “Investor Relations – Corporate Governance – Board Committees and Charters” tab. In addition, a printed copy of the charter is available to any stockholder without charge by writing us at InvenTrust Properties Corp., 2809 Butterfield Road, Suite 200, Oak Brook, Illinois 60523, Attention: Investor Relations.

Compensation Committee

Our compensation committee is comprised of Ms. Saban and Mr. Whitehurst, with Ms. Saban as chairperson.

The compensation committee has sole responsibility for determining the compensation that we pay to our chief executive officer (or its equivalent), and is responsible for approving the compensation for our other named executive officers. Each member of the committee is independent and meets the additional standards for the independence of compensation committee members set forth in Section 303A.02 of the NYSE Listed Company Manual, and each is a “non-employee director,” as defined by Section 16 of the Exchange Act, and an “outside director,” as defined by Section 162(m) of the Internal Revenue Code of 1986 (as amended, the “Code”).

Consistent with the requirements of Rule 10C-1 of the Exchange Act and any other applicable listing requirements and rules and regulations of the NYSE, the committee has the sole and exclusive authority, as it deems appropriate, to retain and/or replace, as needed, any independent counsel, compensation and benefits consultants and other outside experts or advisors as the committee believes to be necessary or appropriate (the “compensation advisors”), and has the direct responsibility to compensate and oversee any and all compensation advisors. The committee has the authority to also utilize the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the committee in its sole discretion, for payment of compensation to any such persons retained by the committee.

In fulfilling its responsibilities, the committee is entitled to delegate any or all of its responsibilities to a subcommittee of the committee, except that it may not delegate its responsibilities for any matters that involve executive compensation or any matters where it has determined such compensation is intended to comply with Section 162(m) of the Code by virtue of being approved by a committee of “outside directors” or is intended to be exempt from Section 16(b) under the Exchange Act pursuant to Exchange Act Rule 16b-3 by virtue of being approved by a committee of “nonemployee directors.”

Our president and chief executive officer may make, and the committee may consider, recommendations to the committee regarding our compensation and employee benefit plans and practices, including our executive compensation plans, our incentive-compensation and equity-based plans with respect to executive officers other than the president and chief executive officer, and our director compensation arrangements.

The compensation committee charter is available on our website at www.inventrustproperties.com through the “Investor Relations – Corporate Governance – Board Committees and Charters” tab. In addition, a printed copy of the charter is available to any stockholder without charge by writing us at InvenTrust Properties Corp., 2809 Butterfield Road, Suite 200, Oak Brook, Illinois 60523, Attention: Investor Relations.

Executive Committee

On February 16, 2017, our board established a new executive committee pursuant to Section 2-411 of the Maryland General Corporation Law and Article IV of our by-laws. Our executive committee is comprised of Ms. Saban and Messrs. Borden, McGuinness and Whitehurst, with Ms. Saban as chairperson.

The primary purposes of the executive committee are to: (i) exercise the powers of the board in between regularly-scheduled quarterly board meetings, subject to certain limitations; (ii) exercise the powers of the board in the review and approval of real estate transactions, borrowings and related matters, up to certain threshold amounts, when such matters exceed the scope of management’s authority; (iii) receive regular updates from management on real estate transactions, borrowings and related matters generally; (iv) review our capital allocation strategy, our investment and disposition program generally, and the performance of in-process real estate developments; (v) review strategic planning for the Company with management and external advisors; and (vi) review and approve matters that are outside of the authority and responsibilities of the audit, compensation and nominating and corporate governance committees.

Code of Ethics

Our board has adopted a code of ethics and business conduct (the “Code of Ethics and Business Conduct”) applicable to our directors, officers and employees, which is available on our website at www.inventrustproperties.com through the “Investor Relations – Corporate Governance – Code of Ethics & Business Conduct” tab. In addition, printed copies of the Code of Ethics and Business Conduct are available to any stockholder, without charge, by writing us at InvenTrust Properties Corp., 2809 Butterfield Road, Suite 200, Oak Brook, Illinois 60523, Attention: Investor Relations.

Corporate Governance Guidelines

Our board has adopted corporate governance guidelines (the “Corporate Governance Guidelines”) to provide a transparent framework for the effective governance of InvenTrust. The Corporate Governance Guidelines are available on our website at www.inventrustproperties.com through the “Investor Relations – Corporate Governance – Corporate Governance Guidelines” tab. In addition, printed copies of the Corporate Governance Guidelines are available to any stockholder, without charge, by writing us at InvenTrust Properties Corp., 2809 Butterfield Road, Suite 200, Oak Brook, Illinois 60523, Attention: Investor Relations.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our board has nominated the seven individuals set forth below to serve as directors until the next annual meeting and until their successors are duly elected and qualify. We know of no reason why any nominee will be unable to serve if elected. If any nominee is unable to serve, or for good cause will not serve, your proxy may vote for another nominee proposed by the nominating and corporate governance committee and the board, or the board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or if the board increases the number of directors, the board may fill the vacancy until the next annual meeting. Our board unanimously recommends that you vote “FOR” the election of all seven nominees.

Our Board of Directors

Set forth below is information regarding the business experience of each of our directors that has been furnished to us by each respective director. Each director has been principally engaged in the employment indicated for the last five years unless otherwise stated. Also set forth below for each director is a discussion of the experience, qualifications, attributes or skills that led the nominating and corporate governance committee and the board of directors to conclude that the director is qualified and should serve as a director of InvenTrust.

J. Michael Borden, 80.  Chairman of the board since December 2015, interim chairman from February 2015 to December 2015 and director since October 2004. Mr. Borden is president and chief executive officer of Rock Valley Trucking Co., Inc., Rock Valley Leasing, Inc. and Hufcor Inc. Mr. Borden also served as the president and chief executive officer of Freedom Plastics, Inc. through February 2009, at which time it filed a voluntary petition for a court-supervised liquidation of all of its assets in the Circuit Court of Rock County, Wisconsin. Mr. Borden also is the chief executive officer of Hufcor Asia Pacific in China and Hong Kong, Marashumi Corp. in Malaysia, Hufcor Australia Group and F. P. Investments, a real estate investment company. He currently serves on the board of directors of Dowco, Inc. and St. Anthony of Padua Charitable Trust, is a trustee of The Nature Conservancy and is a regent of the Milwaukee School of Engineering. Mr. Borden previously served as chairman of the board of the Wisconsin Workforce Development Board and as a member of the SBA Advisory Council and the Federal Reserve Bank Advisory Council. He was named Wisconsin entrepreneur of the year in 1998. Mr. Borden received a bachelor’s degree in accounting and finance from Marquette University, Milwaukee, Wisconsin. He also attended a master of business administration program in finance at Marquette University.

Over the past 25 years, Mr. Borden’s various businesses have routinely entered into real estate transactions in the ordinary course of business, allowing him to develop experience in acquiring, leasing, developing and redeveloping real estate assets. Our board believes that this experience and his experience as a director on our board qualifies him to serve as chairman of the board.

Thomas F. Glavin, 57.  Director since October 2007. Mr. Glavin is the owner of Thomas F. Glavin & Associates, Inc., a certified public accounting firm that he started in 1988. In that capacity, Mr. Glavin specializes in providing accounting and tax services to closely held companies. Mr. Glavin began his career at Vavrus & Associates, a real estate firm, located in Joliet, Illinois, that owned and managed apartment buildings and health clubs. At Vavrus & Associates, Mr. Glavin was an internal auditor responsible for reviewing and implementing internal controls. In 1984, Mr. Glavin began working in the tax department of Touche Ross & Co., where he specialized in international taxation. In addition to his accounting experience, Mr. Glavin also has been involved in the real estate business for nearly 20 years. Since 1997, Mr. Glavin has been a partner in Gateway Homes, which has zoned and developed and currently manages a 440-unit manufactured home park in Frankfort, Illinois. Mr. Glavin received his bachelor’s degree in accounting from Michigan State University in East Lansing, Michigan and a master of science in taxation from DePaul University, Chicago, Illinois. Mr. Glavin is a member of the Illinois CPA Society and the American Institute of Certified Public Accountants.

As a result of his financial experience, including over 30 years in the accounting profession, our board believes that Mr. Glavin is able to provide valuable insight and advice with respect to our financial risk exposures, our financial reporting process and our system of internal controls.

Thomas P. McGuinness, 61.  Director since February 2015. Mr. McGuinness currently serves as our President and Chief Executive Officer. He has served as our President since we initiated our self-management transactions in March 2014 and as our Chief Executive Officer since November 2014. Prior to the self-management transactions, he served as our President and principal executive officer since September 2012 and President of our former business manager since January 2012. Prior to that time, Mr. McGuinness was the President of our former property manager. Mr. McGuinness is a licensed real estate broker in the State of Illinois and holds CLS and CSM accreditations from the International Council of Shopping Centers. Mr. McGuinness previously served as the president of the Chicagoland Apartment Association and as the regional vice president of the National Apartment Association. He also served on the board of directors of the Apartment Building Owners and Managers Association and was a trustee with the Service Employees’ Local No. 1 Health and Welfare Fund and its Pension Fund. Mr. McGuinness is an Executive Committee member of our retail joint venture entity IAGM Retail Fund I, LLC.

Our board believes that, with over 35 years of experience in the commercial real estate industry and as a result of his knowledge of the operations of our Company as its President and Chief Executive Officer, Mr. McGuinness is qualified to serve as a director on the board.

Scott A. Nelson, 60.  Director since November 2016. Mr. Nelson is Principal of SAN Prop Advisors, a retail real estate advisory firm that he started in early 2016. Clients of SAN Prop Advisors have included large retailers, developers and other corporations. Prior thereto, he served in various real estate capacities, including senior vice president positions, at Target Corporation, a general merchandise retailer, since 1995. Most recently, he served as Senior Vice President, Target Properties - Canada from 2015 to 2016; Senior Vice President, Target Properties - U.S. in 2014; and Senior Vice President, Target Real Estate from 2007 to 2014. In these roles, he was instrumental in the acquisition, development and optimization of Target’s retail real estate portfolio. Previously, Mr. Nelson spent 10 years at Mervyn’s, a West Coast department store where he served in various positions including Director of Real Estate. He has a CRX (Certified Retail Property Executive) designation from the International Council of Shopping Centers. Since 2009, Mr. Nelson has served as a board member of Heart of America, a non-profit focused on volunteering and learning environments in schools. Mr. Nelson received his bachelor of arts degree and his master of science degree from the University of Minnesota.

Our board believes that Mr. Nelson provides valuable insight and advice to the Company based on his extensive experience in the retail real estate industry developing acquisition strategies, navigating market complexities, and leveraging real estate to fulfill corporate growth objectives for one of the largest retailers in America. In addition, our board believes that Mr. Nelson’s 35 years of relevant industry experience in retail and real estate provide additional strength to the board as the Company moves forward in executing its strategic plan.

Paula J. Saban, 62.  Director since October 2004. Ms. Saban has worked in the financial services and banking industry for over 25 years. She began her career in 1978 with Continental Bank, which later merged into Bank of America. From 1978 to 1990, Ms. Saban held various consultative sales roles in treasury management and in traditional lending areas. She also managed client service teams and developed numerous client satisfaction programs. In 1990, Ms. Saban began designing and implementing various financial solutions for clients with Bank of America’s Private Bank and Bank of America Investment Services, Inc. Her clients included top management of publicly held companies and entrepreneurs. In addition to managing a diverse client portfolio, she was responsible for client management and overall client satisfaction. She retired from Bank of America in 2006 as a senior vice president/private client manager. In 1994, Ms. Saban and her husband started a construction products company, Newport Distribution, Inc., of which she is secretary and treasurer and a principal stockholder.

Ms. Saban received her bachelor’s degree from MacMurray College, Jacksonville, Illinois, and her master of business administration degree from DePaul University, Chicago, Illinois. She holds Series 7 and 63 certifications from FINRA. She is a former president of the Fairview Elementary School PTA and a former trustee of both the Goodman Theatre and Urban Gateways. She served as the legislative chair of Illinois PTA District 37 and as liaison to the No Child Left Behind Task Force of School District 54. Ms. Saban currently serves as a project-based development director at the Association of Interim Executives and has previously served on the board of Hands On Suburban Chicago, a non-profit organization that matches community and corporate volunteers of all ages and skills with opportunities to connect and serve.

In light of Ms. Saban’s experience in financial services and banking, among other things, our board believes that Ms. Saban has the necessary experience and insight to serve as a director on our board.

Michael A. Stein, 67.  Director since November 2016. Mr. Stein served as Senior Vice President and Chief Financial Officer of ICOS Corporation, a biotechnology company, from 2001 until its acquisition by Eli Lilly in 2007. Prior thereto, Mr. Stein was Executive Vice President and Chief Financial Officer of Nordstrom, Inc. from 1998 to 2000 and served in various capacities with Marriott International, Inc. from 1989 to 1998, including Executive Vice President and Chief Financial Officer from 1993 to 1998. Previously, Mr. Stein spent nearly 20 years at Arthur Andersen LLP, where he was a Partner.

Mr. Stein has served on the board of directors of Apartment Investment and Management Company (AIMCO), a New York Stock Exchange listed public REIT focused on the ownership and management of apartment communities located in large markets in the United States, since 2004. He is currently the chairman of the audit committee and a member of the compensation and human resources, nominating and corporate governance and redevelopment and construction committees at AIMCO. He has also served on the board of directors of Providence Health & Services, a non-profit health system, from 2008 to 2016, and the Boards of Nautilus, Inc., Getty Images, Inc. and Fred Hutchinson Cancer Research Center. Mr. Stein received his bachelor of science degree from the University of Maryland.

Our board believes that Mr. Stein is a valuable addition to our board given his background as a retail business executive and financial expert with 40 years of diverse experience, including public accounting, chief financial officer positions at large public companies, and board service at public companies. In addition, our board believes that Mr. Stein’s financial expertise provides additional strength to the board as the Company moves forward in executing its strategic plan.

Julian E. Whitehurst, 59.  Director since March 2016. In September 2016, National Retail Properties, a publicly-traded single-tenant retail property REIT, announced Mr. Whitehurst’s appointment as President and Chief Executive Officer effective April 28, 2017. Mr. Whitehurst has served as President of National Retail Properties since 2006, and as its Chief Operating Officer since 2004. In these roles, he has been responsible for all aspects of operations for the REIT, including acquisitions, dispositions, development, asset management, underwriting, human resources and legal. Mr. Whitehurst also served as Executive Vice President, General Counsel and Secretary of National Retail Properties from 2003 to 2006.

Prior to joining National Retail Properties, Mr. Whitehurst was a shareholder at the law firm of Lowndes, Drosdick, Doster, Kantor & Reed, P.A., where he practiced business and real estate law for over 20 years. He specialized in the representation of institutional investors in general business and real estate acquisition, disposition, finance and development. Mr. Whitehurst is a member of the board of trustees and the executive committee of Lake Highland Preparatory School. He is also chair of the head support committee. Mr. Whitehurst earned his bachelor of arts degree in political science from Ohio University and his juris doctorate degree from Duke University.

Mr. Whitehurst brings to the board more than 30 years of experience in the commercial real estate industry, with significant expertise in real estate transactions and operations. Our board believes that Mr. Whitehurst’s experience as an executive at a successful retail-focused REIT brings valuable perspective to the board as the Company moves forward in executing on its pure-play multi-tenant retail platform strategy.

Director Compensation

Cash Compensation

Under our director compensation program, each non-employee director is entitled to receive an annual cash retainer of $65,000. No meeting fees are paid to our non-employee directors for attending individual board or committee meetings. In addition, committee members and chairpersons and our non-executive chairman receive the following additional annual cash retainers (as applicable):

•	Chair of Audit Committee: $23,000

•	Chair of Compensation Committee: $17,500

•	Chair of Nominating and Governance Committee: $12,000

•	Non-Chair Audit Committee Member: $10,000

•	Non-Chair Compensation Committee Member: $7,500

•	Non-Chair Nominating and Corporate Governance Committee Member: $5,000

•	Non-Executive Chairman: $30,000

On February 16, 2017, our board established an executive committee and approved an annual cash retainer of $15,000 for the chair and $6,000 for each non-chair member of such committee.

Equity Compensation

In addition to the cash retainers, each non-employee director is entitled to an annual award of restricted stock units (“RSUs”) valued at $110,000 under our director compensation program. On May 6, 2016, each non-employee director in service on such date received an award of 35,032 RSUs. On December 14, 2016, Messrs. Nelson and Stein received a pro-rated annual award of RSUs valued at $27,500, which consisted of 8,758 RSUs, for each such director’s service for the fourth quarter of 2016. The number of RSUs subject to each RSU award granted to a non-employee director in 2016 was calculated based on the most recent estimated value per share of our common stock at the time of the grant. Each of the outstanding RSU awards held by our current directors is scheduled to vest in full on the date of the Annual Meeting, subject to the director’s continued service through the vesting date. Each award generally settles partly in shares of our common stock (75%) and partly in cash (25%), but directors may elect to have their awards settled in up to 55% cash. In connection with his resignation from the board, our board and our compensation committee approved the acceleration of vesting of William J. Wierzbicki’s 2016 RSU award effective as of December 30, 2016, the day immediately preceding his resignation from the board.

Business Expenses

Pursuant to the terms of our director compensation program and our standard expense reimbursement policy, we reimburse each non-employee director for reasonable business expenses incurred by the director in connection with his or her services to us, including, without limitation, expenses for continuing education programs.

Director Compensation Table

The following table provides additional detail regarding the 2016 compensation of our non-employee directors:

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Total
J. Michael Borden	$117,000	$110,000	$227,000
Thomas F. Glavin	100,500	110,000	210,500
Scott A. Nelson	16,250	27,500	43,750
Paula J. Saban	92,500	110,000	202,500
Michael A. Stein	16,250	27,500	43,750
Julian E. Whitehurst	65,000	110,000	175,000
William J. Wierzbicki(4)	65,000	110,000	175,000

(1) Mr. Whitehurst joined the board on March 23, 2016 and Messrs. Nelson and Stein joined the board on November 10, 2016.

(2) Amounts reflect annual board cash retainers and, if applicable, additional cash retainers described above for committee and chair service, in each case, earned in 2016. For Messrs. Nelson and Stein, amounts are pro rated to cover fourth quarter 2016 service.

(3) Reflects RSUs granted under our director compensation program to each director in 2016. See “Director Compensation - Equity Compensation” for additional information. Amounts reflect the grant date fair value of the RSUs in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“ASC Topic 718”). Additional details on accounting for stock-based compensation can be found in Note 2: “Summary of Significant Accounting Policies-Stock-Based Compensation” and Note 15: “Stock-Based Compensation” of our consolidated financial statements in this Annual Report on Form 10-K. The RSUs will vest in full on date of the Annual Meeting, except for Mr. Wierzbicki’s RSUs, which vested in full on December 30, 2016.

(4) Mr. Wierzbicki resigned as a director of the board effective December 31, 2016.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee was an officer, former officer or employee of the Company or any of our subsidiaries during 2016. None of our executive officers served as a member of (i) the compensation committee of another entity for which one of the executive officers of such entity served on our compensation committee or (ii) the compensation committee of another entity for which one of the executive officers of such entity served as a member of our board.

Director Meetings Attendance

During the year ended December 31, 2016, our board met 15 times. Each of our directors attended at least 75% of the aggregate amount of the meetings of the board and any committee on which he or she served in 2016. We encourage our directors to attend our annual meetings. All of our directors who were directors at the time of our annual meeting held on December 15, 2015 attended the meeting.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table” below and the principal factors relevant to an analysis of these policies and decisions. In 2016, our “named executive officers” (“NEOs”) and their positions were as follows:

•	Thomas P. McGuinness, President and Chief Executive Officer;

•	Michael E. Podboy, Executive Vice President, Chief Financial Officer, Chief Investment Officer and Treasurer;

•	David F. Collins, Executive Vice President, Portfolio Management;

•	Scott W. Wilton, former Executive Vice President, General Counsel and Secretary; and

•	Jonathan T. Roberts, former President, University House Communities Group, Inc. (“University House”).

Mr. Wilton resigned from his position as an executive officer and all other positions that he held with the Company and its subsidiaries effective November 30, 2016.

In addition, with the closing of the Company’s sale of University House on June 21, 2016, Mr. Roberts ceased to be employed by the Company and its subsidiaries and ceased to be an executive officer of the Company.

This section provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each compensation component that we provided in 2016. Each of the key elements of our executive compensation program is discussed in more detail below. The following discussion and analysis of compensation arrangements of our NEOs should be read together with the compensation tables and related disclosures set forth below.

Our executive compensation program is designed to provide a total compensation package intended to align executive compensation with the Company’s performance and with stockholder interests, and to attract, motivate and retain talented and experienced executive officers through competitive compensation arrangements.

At our annual meeting of stockholders on December 15, 2015 (the “2015 Annual Meeting”), we provided our stockholders with an advisory vote to approve the compensation of our NEOs (the “say-on-pay proposal”). At the 2015 Annual Meeting, our stockholders approved, on an advisory basis, the compensation of our NEOs, with over 78% of the votes cast in favor of the say-on-pay proposal. Our board and our compensation committee believe this affirms the stockholders’ support of our approach to executive compensation and did not make any significant changes to our approach in 2016. Our board and our compensation committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for the NEOs. In addition, when determining how often to hold future say-on-pay proposal votes to approve the compensation of our NEOs, our board and our compensation committee took into account the preference for a triennial vote expressed by our stockholders at the 2015 Annual Meeting, with over 71% of the votes cast in favor. Accordingly, our board and our compensation committee determined that we will hold a say-on-pay proposal vote to approve the compensation of our NEOs every three years. Our next say-on-pay advisory vote is expected to be held at the 2018 annual meeting of stockholders.

Executive Summary

Summary of 2016 Financial and Operational Results

For the year ended December 31, 2016, we completed $2.4 billion in real estate transactions as we completed our transition to a pure-play multi-tenant retail platform. We improved the quality of our portfolio, reduced debt and offered a liquidity opportunity to stockholders, as further described below.

•	Acquired Multi-Tenant Retail Assets in Target Markets and Improved Quality of Portfolio. We acquired eight multi-tenant open-air retail assets in key growth markets with favorable demographics and expected above-average net operating income growth for an aggregate gross acquisition price of approximately $465.2 million. In addition, we increased average base rent per square foot for wholly owned retail properties 5.3% and for wholly owned and IAGM Retail Fund I, LLC (“IAGM”) joint venture owned properties 4.5% from the prior year period. IAGM is a joint venture partnership between the Company and PGGM Private Real Estate Fund. See our Annual Report on Form 10-K for the year ended December 31, 2016 for a description of average base rent per square foot.

•	Demonstrated Strong Balance Sheet Management. In 2016, we repaid or extinguished approximately $1,586.0 million of outstanding debt, which included $372.8 million related to the sale of University House, $406.0 million related to the spin-off of Highlands REIT, Inc., our former subsidiary (“Highlands”), and $807.2 million related to assets not classified as discontinued operations, of which $591.8 was paid down on debt on assets not sold and $215.4 million related to the payoff of debt on disposed assets. These decreases were offset by $436.5 million related to new borrowings, resulting in a net debt balance of $730.6 million as of December 31, 2016 compared to $1,094.7 million at December 31, 2015.

•	Disposed of Assets. We completed the disposition of our non-core and student housing portfolios as described below, and the disposition of 28 multi-tenant retail assets for a gross disposition price of $479.7 million. The multi-tenant retail assets that we disposed of were generally in markets that are low growth, lack sufficient asset concentration, and do not provide a favorable opportunity to build significant asset concentration. As of December 31, 2016, our portfolio consisted of multi-tenant retail assets of $2.2 billion, at cost basis, and included 71 retail properties and one non-core office property.

○	Completed the spin-off of Highlands. Highlands’ real property assets consisted of seven single- and multi-tenant office assets, two industrial assets, six retail assets, two correctional facilities, four parcels of unimproved land and one bank branch. As of April 28, 2016, the date of the spin-off, Highlands became a completely separate company from InvenTrust with its own separate board of directors.

○	Completed the sale of our student housing platform, University House, for a gross sales price of approximately $1.41 billion, with final net proceeds, after debt repayment and transaction costs, of approximately $845 million.

•	Provided Liquidity Opportunity to Stockholders. In December 2016, we completed a modified “Dutch Auction” self-tender offer pursuant to which we purchased 89,502,449 shares of our common stock at a purchase price of $2.66 per share for an aggregate cost of approximately $238.1 million, excluding fees and expenses related to the offer. The number of shares purchased represented approximately 10.4% of our issued and outstanding shares of common stock as of November 7, 2016. We believe that the tender offer provided the immediate liquidity needed by some stockholders, while still balancing the interests of remaining stockholders and our goals in connection with executing on our long-term strategy.

In addition, for the year ended December 31, 2016, we achieved net income of $252.7 million and funds from operations (“FFO”) (a non-generally accepted accounting principles (“GAAP”) (“non-GAAP”) financial measure) of $145.2 million. FFO, which is based on the National Association of Real Estate Investment Trusts (“NAREIT”) definition, is net income (loss) in accordance with GAAP excluding gains (or losses) resulting from dispositions of properties, plus depreciation and amortization and impairment charges on depreciable property, after adjustments for unconsolidated partnerships and joint ventures in which we hold an interest, and extraordinary items. For more information regarding FFO, why management believes it is useful for investors and a reconciliation of FFO to net income, please see “Item 6. Selected Financial Data” in our Annual Report on Form 10-K for the year ended December 31, 2016.

During the year ended December 31, 2016, our stockholders received total dividends of $0.474375 per share of common stock, which includes $0.114375 total per share for quarterly distributions paid in each of January, April, July and October 2016 and an additional distribution of $0.36 per share paid in April 2016 in connection with the Highlands spin-off. Any Highlands distributions after the date of the spin-off are in the discretion of the Highlands board of directors, which is separate from InvenTrust as noted above.

Consistent with our compensation philosophy to pay for performance, the annual cash bonuses of our NEOs for 2016 were tied to quantitative and qualitative performance metrics. See “Compensation Discussion and Analysis - Elements of Executive Compensation - Annual Cash Bonuses” for a detailed discussion of our annual bonus programs and related performance metrics.

Compensation Elements

Our executive compensation program for 2016 consisted of the following elements: base salary, annual cash bonus, equity-based long-term incentive awards, retirement benefits and health/welfare benefits. Each of these elements taken separately, as well as each of these elements taken as a whole, was necessary to support our overall compensation objectives. The following table sets forth the key elements of our NEOs’ compensation for 2016, along with the primary objective associated with each element of compensation.

Compensation Element	Primary Objective
Base salary	To compensate ongoing performance of job responsibilities and provide a fixed minimum income level as a necessary tool in attracting and retaining executives.
Annual cash bonus	To incentivize the attainment of annual financial, operational and personal objectives and individual contributions to the achievement of those objectives.
Long-term equity incentive compensation	To provide incentives linked directly to increases in the value of the Company as a result of the execution of our long-term plans.
Retirement savings - 401(k) plan	To provide retirement savings in a tax efficient manner.
Health and welfare benefits	To provide typical protections from health, dental, death and disability risks.

The compensation committee believes that executive compensation should reflect the value created for our stockholders, while supporting our operational goals and long-term business plans and strategies. In addition, the compensation committee believes that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

Good Governance and Best Practices

With respect to our executive compensation program, we are committed to staying apprised of current issues, emerging trends and best practices. To this end, when considering executive officer compensation packages, our compensation committee works with an independent compensation consultant, Exequity LLP (“Exequity”), to conduct a comprehensive market analysis of our executive compensation program and pay, and to generally align target direct compensation for our NEOs conservatively relative to the median of the applicable peer group.

Our executive compensation programs and practices for 2016 included the following features, which we believe take into account the concerns of our stockholders.

•	Our NEOs were eligible to earn annual bonuses based upon achievement of specific annual financial, operational and personal objectives that were designed to challenge the NEOs to strong performance.

•	Our NEOs participated in equity-based incentive plans which provided incentives that are linked directly to increases in the value of the Company.

•	Our NEOs participated in broad-based Company-sponsored benefits programs on the same basis as other full-time employees.

•	Our NEOs participated in the same defined contribution retirement plan as other employees.

•	Exequity was retained directly by and reported to the compensation committee. Exequity did not have any prior relationship with any of our NEOs or members of the compensation committee when it was initially retained in 2014.

•	Our compensation committee, in conjunction with Exequity, developed comparative peer groups to analyze the competitiveness of the total pay opportunity provided to our NEOs.

•	We did not provide our executive officers or other employees with tax gross-up payments, supplemental retirement benefits or perquisites.

Pay for Performance

Our compensation program for 2016 for Messrs. McGuinness, Podboy, Collins and Wilton was designed to align key financial and operational achievements with the annual cash bonuses to such NEOs. Annual cash bonuses were focused primarily on financial performance for 2016, as well as individual performance. Under our annual bonus program for 2016, Messrs. McGuinness, Podboy, Collins and Wilton were eligible to earn cash bonuses based on each of their individual performances in support of our financial, operational and cultural goals for 2016, as well as our achievement in 2016 of performance goals relating to adjusted funds from operations (“Adjusted FFO”) (described in more detail below).

Our compensation committee believes these annual targeted operational and financial goals align with our strategy to attain long-term financial stability that will support sustained cash flows beneficial to our stockholders. Performance of each such NEO was not evaluated solely upon satisfaction of pre-determined performance goals, but was also evaluated subjectively by the compensation committee. Depending on actual results, each such NEO was eligible to earn a maximum of 150% of his target bonus amount if the maximum performance targets were achieved or exceeded. In determining each executive’s actual cash bonus under the bonus program, each executive’s target bonus percentage was weighted between each applicable performance metric based on the officer’s core responsibilities within the Company.

Mr. Roberts did not participate in an annual bonus program for 2016 due to the impending sale of University House. However, under the terms of the employment agreements with the executive officers of University House, including Mr. Roberts, the executive officers were eligible to receive pro rata target annual bonuses in connection with the closing of the sale of University House. Such bonus payments were contingent on the closing of the transaction and the amounts were pro rated based on the actual closing date of June 21, 2016.

Stockholder Interest Alignment

Equity awards granted in 2016 to Messrs. McGuinness, Podboy, Collins and Wilton included grants of RSU awards, which vest over time based on the executive’s continued employment, and which entitle each executive to receive shares of our common stock upon vesting of the RSU award. The equity award granted in 2016 to Mr. Roberts included a grant of “share units,” the value of which was subject to increase or decrease as the total equity value of University House increased or decreased, and which was subject to vesting over time based on the executive’s continued employment as well as the occurrence of a change in control or the occurrence of a listing event, such as an initial public offering or other listing of University House’s shares on a national securities exchange (a “Listing Event”), of University House. Our annual bonus program, combined with grants of equity-based awards, creates a balanced focus on the achievement of short-term and long-term financial and operational goals. Our compensation committee believes that this “at risk” compensation in the form of annual bonuses and long-term equity-based incentives plays a significant role in aligning management’s interests with those of our stockholders.

Determination of Compensation

Roles of Our Compensation Committee and Chief Executive Officer in Compensation Decisions

Our board and our compensation committee are (or were, as applicable) responsible for overseeing our executive compensation program and University House’s executive compensation program, as well as determining and approving the ongoing compensation arrangements for our NEOs. Our compensation committee evaluates the individual performance and contributions of our Chief Executive Officer. Our Chief Executive Officer evaluates the individual performance and contributions of each other NEO, and reports to our compensation committee his recommendations regarding the other NEOs’ compensation.

Engagement of Compensation Consultant

For 2016, our compensation committee retained the services of Exequity to serve as the compensation committee’s independent compensation consultant. Exequity was engaged to assist the compensation committee with a variety of tasks, which included among other things, analyzing executive and board compensation relative to peer companies. Exequity did not provide any other services to the Company in 2016. Our compensation committee has determined that Exequity is independent and does not have any conflicts of interest with the Company.

Peer Group Review

With respect to the compensation packages offered to our NEOs, the compensation committee reviewed total cash and long-term compensation levels for executive officers of the Company and University House against those of each entity’s peer group companies in an effort to set executive compensation at levels that will attract and motivate qualified executives while rewarding performance based on corporate objectives. The compensation committee set compensation levels for each executive officer on the basis of several factors, including the executive officer’s level of experience, competitive market data applicable to the executive officer’s positions and functional responsibilities, promoting recruitment and retention, the performance of the executive officer and the Company’s or University House’s annual and long-term performance, as applicable.

The peer group used to set 2016 base salaries, bonus targets and long-term equity awards for Messrs. McGuinness, Podboy, Collins and Wilton consisted of the following 15 similarly sized retail REITs:

Brixmor Property Group Inc.	Kimco Realty Corporation	Regency Centers Corporation

CBL & Associates Properties, Inc.	The Macerich Company	Retail Properties of America, Inc.

DDR Corporation	National Retail Properties	Taubman Centers, Inc.

Equity One, Inc.	Pennsylvania Real Estate Investment Trust	Weingarten Realty Investment Trust

Federal Realty Investment Trust	Realty Income Corporation	WP Glimcher Inc.

The peer group used to set Mr. Roberts’ 2016 base salary, bonus target and long-term equity awards consisted of the following 12 similarly sized REITs in the student housing, residential and hotel business:

American Campus Communities Inc.	Education Realty Trust, Inc.	Post Properties Inc.

Associated Estates Realty Corp.	Felcor Lodging Trust Inc.	Ryman Hospitality Properties, Inc.

Chatham Lodging Trust	Hersha Hospitality Trust	Strategic Hotels & Resorts, Inc.

Chesapeake Lodging Trust	Pebblebrook Hotel Trust	Summit Hotel Properties, Inc.

Executive Compensation Philosophy and Objectives

The market for experienced management is highly competitive in our industry. One of our principal goals is to attract and retain the most highly qualified executives to manage each of our business functions. Our compensation committee works with Exequity to understand competitive pay practices within the REIT industry and to design executive compensation programs that fit our business strategy and align the interests of our NEOs with those of our shareholders. We seek to provide total compensation to our NEOs that is competitive with the total compensation paid by comparable REITs and other real estate companies in our peer group. Our executive compensation philosophy recognizes that, given that the market for experienced management is highly competitive in our industry, a key to our success is our ability to attract and retain the most highly-qualified executives to manage each of our business functions.

Elements of Executive Compensation Program

The following describes the primary components of our executive compensation program for each of our NEOs for 2016, the rationale for each component and how compensation amounts were determined.

Base Salary

In 2016, we provided our NEOs with a base salary to compensate them for services rendered to us or University House, as applicable, during the year. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The base salaries for each of the NEOs for 2016 were determined based in part on the analysis by Exequity of the compensation practices of companies in the Company’s and University House’s peer groups, as applicable. The following table sets forth the annual base salaries for each of our NEOs for 2016.

Name	2016 Annual Base Salary
Thomas P. McGuinness	$725,000
Michael E. Podboy	500,000
David F. Collins	425,000
Scott W. Wilton	407,000
Jonathan T. Roberts	450,000

Annual Cash Bonuses

In 2016, Messrs. McGuinness, Podboy, Collins and Wilton participated in an annual bonus program for employees of the Company under which each of the NEOs was eligible to receive an annual cash bonus based upon the achievement of certain performance criteria. Mr. Roberts did not participate in an annual bonus program due to the impending sale of University House, and instead was eligible to receive pro rata target annual bonuses in connection with the closing of the sale of University House. Target annual cash bonus awards for the executives were specified in each of their respective amended and restated employment agreements (and, in the case of Mr. Podboy, adjusted in connection with his appointment as Chief Financial Officer), with threshold and maximum bonus levels determined on an annual basis. The target bonus levels for our NEOs for 2016 were:

Name	Target Annual Bonus (% of annual base salary)
Thomas P. McGuinness	125%
Michael E. Podboy	90%
David F. Collins	80%
Scott W. Wilton	80%
Jonathan T. Roberts	80%

Annual Cash Bonuses for Messrs. McGuinness, Podboy, Collins and Wilton

Under the annual bonus program for Messrs. McGuinness, Podboy, Collins and Wilton, the 2016 performance goals were: (1) Adjusted FFO, weighted at 75% of each NEO’s target annual bonus opportunity, and (2) individual performance, weighted at 25% of each NEO’s target annual bonus opportunity.

Adjusted FFO, as we define it, is a non-GAAP financial measure that reflects components of financial performance related to our multi-tenant retail business for which our NEOs have influence and responsibility. Adjusted FFO is generally calculated as FFO (as defined above), but (i) excluding the results, as applicable, of our student housing business (which was sold in June 2016) and Highlands (which was spun off in April 2016); (ii) including net operating income at our proportionate share and fee income earned on our unconsolidated retail joint venture; (iii) excluding the effects of non-retail joint ventures, gains and losses from the extinguishment of debt and sales of marketable securities, and general and administrative expenses related to discontinued operations; and (iv) excluding adjustments in accordance with GAAP related to amortization of above- and below-market lease intangibles, amortization of deferred financing costs and the effect of straight-line rental revenue. Adjusted FFO should not be considered as an alternative for net income as a measure of liquidity. Our method of calculating Adjusted FFO may be different from methods used by other REITs. Accordingly, our Adjusted FFO may not be comparable to similarly titled measurements reported by such other REITs.

The table below reflects the Adjusted FFO performance goals for Messrs. McGuinness, Podboy, Collins and Wilton for 2016. The individual performance bonus component for each of Messrs. McGuinness, Podboy, Collins and Wilton was based on a qualitative assessment of the executive’s individual performance.

2016 Annual Bonus Performance Measure	Threshold	Target	Maximum
Adjusted FFO	$79.0 million	$98.7 million	$118.5 million

Under the 2016 bonus program for Messrs. McGuinness, Podboy, Collins and Wilton, with respect to the Adjusted FFO goal, no bonus would be earned for performance below the threshold level, 50% of the executive’s bonus target would be earned for performance at the threshold level, 100% of the executive’s bonus target would be earned for performance at the target level and 150% of the executive’s bonus target would be earned for performance at the maximum level (or above). Performance between threshold and target and between target and maximum levels would be interpolated on a straight-line basis.

For 2016, the Company achieved Adjusted FFO of $104.3 million, which exceeded the target goal of $98.7 million. Therefore, each of Messrs. McGuinness, Podboy and Collins were entitled to 114.15% of their target bonus with respect to the Adjusted FFO performance metric.

Our compensation committee determined that the bonus amounts for individual performance were payable at 100% of target for Mr. McGuinness, 110% of target for Mr. Podboy and 80% of target for Mr. Collins.

Based on these results, bonuses were determined as follows:

Name	Adjusted FFO	Individual Performance	2016 Total Bonus
Thomas P. McGuinness	$775,863	$226,563	$1,002,426
Michael E. Podboy	385,256	140,625	525,881
David F. Collins	291,083	42,500	333,583

Under the terms of his severance agreement with the Company, Mr. Wilton received an amount equal to his 2016 target bonus, which was $325,600, in connection with his termination of employment.

Annual Cash Bonus for Mr. Roberts

Under the terms of his employment agreement with University House, Mr. Roberts was eligible for a pro rata target annual bonus in connection with the closing of the sale of University House. Upon the closing, Mr. Roberts received a bonus payment equal to $170,164, which was based on his target bonus pro rated through the actual closing date of June 21, 2016.

University House Transaction Bonus for Mr. Podboy

On June 20, 2016, in recognition of the efforts of Mr. Podboy in connection with the sale of University House, our compensation committee approved the payment to Mr. Podboy of a transaction bonus in an amount equal to $62,506, representing the fair market value of a number of share units under the Student Housing Plan (as defined below) equal to the difference between the number of share units originally granted to Mr. Podboy under the Student Housing Plan and the number of share units originally granted to our previous Chief Financial Officer under the Student Housing Plan (the “Transaction Bonus”). In approving the Transaction Bonus, our compensation committee took into account that the positions of Chief Financial Officer and Chief Investment Officer were previously two separate executive officer positions, and these roles are now being performed solely by Mr. Podboy, and that the original share unit awards under the Student Housing Plan that were granted to the Company’s previous Chief Financial Officer were forfeited in connection with such officer’s resignation. For information regarding the Transaction Share Unit Awards that were granted under the Student Housing Plan and were paid as a result of the sale of University House to Messrs. McGuinness, Podboy and Wilton, see “Share Unit Awards” below and footnote 5 to the Summary Compensation Table.

Long-Term Equity-Based Incentive

The goals of our long-term equity-based awards granted in 2016 were to reward and encourage value creation through the execution of our long-term business plans and, thereby, to align the interests of our officers, including our NEOs, with those of our stockholders by directly linking the value of RSUs granted to Messrs. McGuinness, Podboy, Collins and Wilton with the value of the Company and share units granted to Mr. Roberts with the value of University House.

Restricted Stock Unit Awards

In 2016, our compensation committee approved the following RSU awards (with dividend equivalents) to each of Messrs. McGuinness, Podboy, Collins and Wilton (the “RSU Awards”) under the InvenTrust Properties Corp. 2015 Incentive Award Plan (the “Incentive Award Plan”) and pursuant to a restricted stock unit award agreement (the “RSU Award Agreement”).

Name	Number of RSUs
Thomas P. McGuinness	557,325
Michael E. Podboy	191,083
David F. Collins	159,236
Scott W. Wilton	159,236

The RSUs vest in three equal annual installments on the last business day of each of 2016, 2017 and 2018, subject to the executive’s continued service. If an executive’s service is terminated by us other than for “cause,” or by the executive for “good reason,” in either case, on the date of, or during the twenty-four month period following, a change in control of the Company, or due to the executive’s death or “disability” (as defined in the RSU Award Agreement), the RSUs will vest in full upon such termination. Upon an executive’s termination of service for any other reason, any then-unvested RSUs will automatically be cancelled and forfeited by the executive. Any RSUs that become vested will be paid to the executive in whole shares of our common stock within 60 days after the applicable vesting date.

Each RSU was granted in tandem with a corresponding dividend equivalent. Each dividend equivalent entitles the executive to receive payments equal to the amount of the dividends paid on the shares of common stock underlying the RSUs (whether vested or unvested) to which the dividend equivalent relates.

Pursuant to the terms of Mr. Wilton’s severance agreement with the Company, we agreed to accelerate the vesting of 98,527 RSUs previously granted to Mr. Wilton which were otherwise scheduled to vest on December 31, 2016. Mr. Wilton forfeited the remaining portion of his RSU Awards.

On May 5, 2016, in connection with the change in the equity value of the Company resulting from the spin-off of Highlands, our compensation committee approved an adjustment to the number of RSUs subject to all RSU Awards outstanding under the Incentive Award Plan to protect the value of the awards from dilution attributable to the spin-off.

Additional information regarding the vesting terms and conditions applicable to all outstanding RSU awards held by our NEOs is set forth under the heading “- Potential Payments Upon Termination or Change in Control” below.

Share Unit Awards

Messrs. McGuinness, Podboy, Collins and Wilton have been granted awards under the Inland American Real Estate Trust, Inc. 2014 Share Unit Plan (the “Retail Plan”) and/or the Inland American Communities Group, Inc. 2014 Share Unit Plan (the “Student Housing Plan,” and together with the Retail Plan, the “Share Unit Plans”) in the form of “annual share unit” awards, “contingency share unit” awards, and “transaction share unit” awards, as applicable. Mr. Roberts has been granted share unit awards under the Student Housing Plan.

Effective as of June 19, 2015, in connection with the adoption of the Incentive Award Plan, we terminated the Retail Plan. Awards outstanding as of the termination of the plan will remain outstanding and subject to the terms of the plan and the applicable award agreement. No additional awards will be granted under the Retail Plan.

Each Share Unit Plan provided for the grant of “share unit” awards to eligible participants. The value of a “share unit” was determined based on a phantom capitalization of our retail/non-core business and student housing business, and does not necessarily correspond to the value of a share of common stock of the Company or University House, as applicable.

Similarly, vesting of the share units is conditioned upon the occurrence of a triggering event, such as a Listing Event (such as an initial public offering or other listing of shares on a national securities exchange) or a change in control of the applicable business, and if no triggering event occurs within five years following the applicable grant date, then the share units are forfeited.

Subject to applicable vesting conditions, each share unit represents the right to receive a cash payment or shares of common stock of the Company, University House or an acquiror thereof, as applicable, in an amount equal to the fair market value of the share unit on the date of the triggering event. The “fair market value” of a share unit will be determined by the board of directors in good faith, and prior to a Listing Event of the applicable entity, will be determined by reference to the third party valuation performed to estimate the value of a share unit on a fully diluted basis, using methodologies and assumptions substantially similar to those used in prior valuations.

Each “annual share unit” award (an “Annual Share Unit Award”) other than the Annual Share Unit Awards granted to Mr. Roberts in 2015 and 2016 will vest and be settled on the later to occur of (i) the date of a change in control or Listing Event with respect to our student housing or retail/non-core business, as applicable, and (ii) the third anniversary of the vesting commencement date of the award, subject to the executive’s continued employment through the applicable settlement date, provided that in no event will the Annual Share Unit Awards vest or be settled unless such a change in control or Listing Event occurs on or before the fifth anniversary of the vesting commencement date of the award. The Annual Share Unit Awards granted to Mr. Roberts in 2015 and 2016 provided for vesting on the later to occur of (i) with respect to one-third of the share units underlying the Annual Share Unit Award, on the first three anniversaries of the vesting commencement date, and (ii) the date of a change in control of the Company or University House, or a Listing Event with respect to the shares of common stock of University House, subject to the executive’s continued employment through the applicable settlement date, provided that in no event would the Annual Share Unit Awards vest or be settled unless such a change in control or Listing Event occured on or before the fifth anniversary of the vesting commencement date of the award. In the case of a Listing Event, the Annual Share Unit Award will be settled in shares of common stock of our student housing or retail/non-core business, as applicable, and in the event of a change in control, the Annual Share Unit Award will be settled in cash (or, if the acquiring entity is a publicly traded company and the Annual Share Unit Award is converted into another form of equity award of the acquiring entity at the time of the change in control, then the Annual Share Unit Award will be settled in shares of the acquiring entity).

The vesting and settlement of each “contingency share unit” award (a “Contingency Share Unit Award”) is contingent upon the occurrence of a change in control or Listing Event with respect to our student housing or retail/non-core business, as applicable, that occurs no later than the fifth anniversary of the applicable vesting commencement date. If a Listing Event occurs, the Contingency Share Unit Award will vest and settle in three equal installments on each of the first three anniversaries of the Listing Event, subject to the executive’s continued employment through each vesting date. If a qualifying change in control occurs, 100% of the Contingency Share Unit Award will vest and settle on the one-year anniversary of the change in control event, subject to the executive’s continued employment through the vesting date. The awards will be settled in shares or cash in the same manner described above with respect to the Annual Share Unit Awards.

Because Messrs. McGuinness, Podboy and Wilton provide leadership to the entire Company, not just the retail business, those executives received awards of share units in the student housing business in addition to their Annual Share Unit Awards and one-time Contingency Share Unit Awards in the retail business. The one-time awards of student housing share units are referred to as transaction share units and align the interests of Messrs. McGuinness, Podboy and Wilton with the long-term success of the entire Company. Each “transaction share unit” award (a “Transaction Share Unit Award”) will vest and settle upon the occurrence of a change in control or Listing Event of our student housing or retail/non-core business, as applicable, that occurs no later than the fifth anniversary of the applicable vesting commencement date. Upon the occurrence of a Listing Event or change in control, the executive will be entitled to a cash payment equal to the fair market value of the share units subject to the Transaction Share Unit Award determined on the date of the change in control or Listing Event, as applicable. Mr. Collins did not receive a Transaction Share Unit Award due to his later start date with the Company.

Each of the share unit awards granted to the NEOs during 2014 has a vesting commencement date of March 12, 2014. The additional Annual Share Unit Awards granted to Mr. Roberts in 2015 and 2016 have a vesting commencement date of January 1, 2015 and January 1, 2016, respectively. The value of each share unit granted in 2014 was equal to $10.00 at the time of grant and was determined by reference to the third-party valuation performed for us as of December 31, 2013. The estimated value of each share unit underlying the additional Annual Share Unit Awards granted to Mr. Roberts in 2015 and 2016 was $13.98 and $18.46, respectively, at the time of grant and was determined by our compensation committee as discussed below.

On February 16, 2016 and June 20, 2016, in connection with the change in the equity value of our student housing portfolio resulting from certain intercompany transfers of assets and debt to and from University House, our compensation committee approved adjustments to the number of share units subject to all share unit awards outstanding under the Student Housing Plan to protect the value of the awards from dilution or enlargement attributable to such transfers.

On May 5, 2016, in connection with the change in the equity value of the retail portfolio resulting from the spin-off of Highlands, our compensation committee approved an adjustment to the number of share units subject to all share unit awards outstanding under the Retail Plan to protect the value of the awards from dilution or enlargement attributable to the spin-off.

On June 20, 2016, in connection with the sale of University House and pursuant to the terms of the Stock Purchase Agreement between the Company and the purchaser of University House, our compensation committee approved the settlement of each outstanding share unit award under the Student Housing Plan held by employees of University House, including Mr. Roberts, in exchange for a cash payment equal to the fair market value of the share units subject to the award. Such share unit awards were to be settled and paid as soon as practicable following the closing of the sale, which occurred on June 21, 2016. The Transaction Share Unit Awards relating to our student housing business that were held by Messrs. McGuinness, Podboy and Wilton also vested and were settled in connection with the sale.

Additional information regarding the vesting terms and conditions applicable to all outstanding share unit awards held by our NEOs is set forth under the heading “- Potential Payments Upon Termination or Change in Control” below.

Other Elements of Compensation

In 2016, we provided customary employee benefits to our full- and part-time employees, including our NEOs, including medical and dental benefits, short-term and long-term disability insurance, accidental death and dismemberment insurance, and group life insurance.

We have established a 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements. In 2016, our NEOs were eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. For 2016, we matched dollar for dollar of the contributions made by participants in the 401(k) plan for the first $5,000 of the employee’s contributions. These matching contributions are subject to vesting based on the participant’s years of service. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making matching contributions, adds to the overall desirability of our compensation packages and further incentivizes our employees in accordance with our compensation policies.

Severance and Change in Control-Based Compensation

As more fully described below under the caption “- Potential Payments Upon Termination or Change in Control,” the amended and restated employment agreements with our NEOs provide for certain payments and/or benefits upon a qualifying termination of employment. We believe that job security and terminations of employment, both within and outside of the change in control context, are causes of significant concern and uncertainty for senior executives and that providing protections to our NEOs in these contexts is therefore appropriate in order to alleviate these concerns and allow the executives to remain focused on their duties and responsibilities to the Company in all situations.

Payments and/or benefits provided in the employment agreements for our NEOs, in each case, upon a termination by the Company without “cause” or by the executive for “good reason,” include, without limitation:

•	a multiple of the sum of the executive’s annual base salary and target bonus for the year in which the termination occurs; and

•	payment or reimbursement, by the Company of premiums for healthcare continuation coverage under COBRA for the executive and his dependents for up to 18 months after the termination date.

Furthermore, the award agreements covering the share unit awards granted to each NEO and the RSU Award Agreements provide for accelerated vesting of the awards upon certain terminations of employment. A detailed description of the acceleration provisions applicable to the share unit awards and the RSU Awards is set forth under the heading “- Potential Payments Upon Termination or Change in Control” below.

Mr. Roberts also earned a change in control retention bonus under the IA Communities Group, Inc. Retention Bonus Plan, as amended (the “Retention Bonus Plan”). See “Potential Payments Upon Termination of Change in Control - University House Retention Bonus Plan” below for additional details.

Severance Agreement with Mr. Wilton

In connection with Mr. Wilton’s termination of employment, the Company and Mr. Wilton entered into a Severance Agreement and General Release, dated as of November 30, 2016 (the “Severance Agreement”). Pursuant to the Severance Agreement, Mr. Wilton is entitled to certain severance payments and benefits, as more fully described below under the caption “- Potential Payments Upon Termination or Change in Control.” All such compensation and benefits were conditioned upon Mr. Wilton not revoking the general release of claims set forth in the Severance Agreement.

Tax and Accounting Considerations

Code Section 162(m)

Generally, Section 162(m) of the Code disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year to its chief executive officer and each of its three other most highly compensated executive officers, other than its chief financial officer, unless compensation qualifies as “performance-based compensation” within the meaning of the Code. We believe that we qualify as a REIT under the Code and generally are not subject to federal income taxes, provided that we distribute to our stockholders at least 90% of our taxable income each year. As a result of the Company’s tax status as a REIT, the loss of a deduction under Section 162(m) may not affect the amount of federal income tax payable by the Company. Therefore, our board and our compensation committee generally have not taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation.

Code Section 409A

Section 409A of the Code, or Section 409A, requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Code Section 280G

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including share units and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our NEOs, our board and our compensation committee consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 280G. However, our board or our compensation committee may, in their judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when they believe that such arrangements are appropriate to attract and retain executive talent.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of Annual Share Unit Awards and Contingency Share Unit Awards under the Share Unit Plans and RSU Awards under the Incentive Award Plan are accounted for as equity awards under ASC Topic 718. Grants of Transaction Share Unit Awards may only be settled in cash, and therefore are reflected as non-equity awards. Our compensation committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to the Share Unit Plans. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Executive Compensation Tables

Summary Compensation Table

The following table sets forth certain information with respect to the compensation earned by our NEOs for the fiscal years ended December 31, 2016, December 31, 2015, and as applicable, the fiscal year ended December 31, 2014.

Name and Principal Position(1)	Year	Salary(2)	Bonus(3)	Stock Awards(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation(6)	Total
Thomas P. McGuinness President and Chief Executive Officer	2016	$725,000	-	$1,750,000	$1,158,690	$6,309	$3,639,999
	2015	700,000	-	1,750,000	1,284,004	5,330	3,739,334
	2014	572,115	-	3,000,000	975,000	4,211	4,551,326

Michael E. Podboy Executive Vice President, Chief Financial Officer, Chief Investment Officer and Treasurer	2016	500,000	$87,506	600,000	619,639	6,247	1,813,392
	2015	395,000	-	500,000	564,088	5,261	1,464,349
	2014	305,553	-	800,000	241,000	86	1,346,639

David F. Collins Executive Vice President, Portfolio Management	2016	425,000	-	500,000	333,583	6,309	1,264,892
	2015	395,000	-	500,000	330,299	41,381	1,266,680

Scott W. Wilton Former Executive Vice President, General Counsel and Secretary	2016	373,548	-	500,000	62,506	1,544,919	2,480,973
	2015	395,000	-	500,000	477,468	5,261	1,377,729

Jonathan T. Roberts Former President, University House Communities Group, Inc.	2016	213,288	225,000	598,500	170,164	5,650	1,212,602
	2015	375,000	-	500,000	374,718	5,458	1,255,176

(1) On November 23, 2015, Michael E. Podboy was appointed Chief Financial Officer and Treasurer while remaining Executive Vice President and Chief Investment Officer.

(2) For 2016, for Mr. Roberts, amount represents base salary earned through June 21, 2016, the closing date of the sale of University House.

(3) For Mr. Podboy, amount includes: (i) a $25,000 discretionary bonus awarded to him in 2016 in recognition of the time spent in late 2015 functioning in the additional role of Chief Financial Officer; and (ii) an additional $62,506 transaction bonus awarded to him in connection with the sale of University House. See “University House Transaction Bonus for Mr. Podboy” for additional information.

For Mr. Roberts, amount includes a change in control retention bonus payment equal to $225,000 earned under the IA Communities Group, Inc. Retention Bonus Plan in connection with the sale of University House.

(4) For 2015 and 2016, for Messrs. McGuinness, Podboy, Collins and Wilton, amounts reflect the full grant-date fair value of RSU Awards granted under the Incentive Award Plan in accordance with ASC Topic 718. Additional details on accounting for stock-based compensation can be found in Note 2: “Summary of Significant Accounting Policies-Stock-Based Compensation” and Note 14: “Stock-Based Compensation” of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016.

For 2015 and 2016, for Mr. Roberts, amounts reflect the full grant-date fair value of Annual Share Unit Awards granted under the Student Housing Plan, which was calculated by multiplying the applicable number of share units by the estimated per unit value ($13.98 or $18.46, as applicable) on the date of grant as prescribed by ASC Topic 718. The value of each share unit was determined by our compensation committee.

(5) For 2016, for Messrs. McGuinness, Podboy and Collins, amounts represent (i) the annual bonus awards earned in 2016 and paid in 2017 under our annual bonus programs for employees of the Company and (ii) payments made with respect to the settlement of the Transaction Share Unit Awards that were granted under the Student Housing Plan and were paid as a result of the sale of University House to Messrs. McGuinness ($156,264), Podboy ($93,758) and Wilton ($62,506).

For 2016, for Mr. Roberts, amount represents a pro rata target annual bonus that he received in connection with the closing of the sale of University House under the terms of his employment agreement. The amount was based on his target bonus pro rated through the actual closing date of June 21, 2016.

For 2015, amounts represent (i) the annual bonus awards earned in 2015 and paid in 2016 under our annual bonus programs for employees of the Company and University House, as applicable, and (ii) payments with respect to the settlement of the share unit awards that were granted under our lodging business share unit plan and were paid as a result of the Xenia Spin-Off to Messrs. McGuinness ($354,098), Podboy ($212,459) and Wilton ($141,639).

(6) The following table sets forth the amount of each other item of compensation paid to, or on behalf of, our NEOs during 2016 included in the “All Other Compensation” column. Amounts for each other item of compensation are valued based on the aggregate incremental cost to us, in each case without taking into account the value of any income tax deduction for which we may be eligible.

Name	Company Contributions to 401(k) Plan	Life Insurance Premiums	Other Payments(1)	Total
Thomas P. McGuinness	$5,000	$1,309	-	$6,309
Michael E. Podboy	5,000	1,247	-	6,247
David F. Collins	5,000	1,309	-	6,309
Scott W. Wilton	5,000	1,231	1,538,688	1,544,919
Jonathan T. Roberts	5,000	650	-	5,650

(1) With respect to Mr. Wilton, amount includes cash severance payments equal to $1,492,333, continued health insurance coverage at the Company’s expense valued at an estimated $28,355 and 12 months of outplacement assistance at the Company’s expense valued at an estimated $18,000, paid or payable pursuant to the Severance Agreement.

Grants of Plan-Based Awards in 2016

The following table sets forth information regarding grants of plan-based awards made to our NEOs for the year ended December 31, 2016.

Name	Grant Date	Estimated Future Payout Under Non- Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Stock or Share Units (#)	Grant Date Fair Value of Stock Awards ($)
		Threshold	Target	Max
Thomas P. McGuinness	N/A	$453,125	$906,250	$1,359,375	-	-
	May 6, 2016	-	-	-	557,325(2)	$1,750,000(4)
Michael E. Podboy	N/A	225,000	450,000	675,000	-	-
	May 6, 2016	-	-	-	191,083(2)	600,000(4)
David F. Collins	N/A	170,000	340,000	510,000	-	-
	May 6, 2016	-	-	-	159,236(2)	500,000(4)
Scott W. Wilton	N/A	162,800	325,600	488,400	-	-
	May 6, 2016	-	-	-	159,236(2)	500,000(4)
Jonathan T. Roberts	N/A	-	360,000		-	-
	June 20, 2016	-	-	-	32,421(3)	598,500(5)

(1) Amounts represent the potential value of cash bonus awards that could have been earned for 2016 under our bonus programs. Under the bonus program applicable to Messrs. McGuinness, Podboy, Collins and Wilton, each executive was eligible to earn a cash bonus based on achievement in 2016 of performance goals relating to (i) Adjusted FFO and (ii) individual performance. Please also see “Compensation Discussion and Analysis - Elements of Executive Compensation Program - Annual Cash Bonuses” for a detailed discussion of the 2016 bonus programs and the actual amounts earned by our NEOs thereunder.

(2) Represents RSU Awards granted under the Incentive Award Plan.

(3) Represents an Annual Share Unit Award granted under the Student Housing Plan.

(4) Amounts reflect the full grant-date fair value of RSU Awards granted under the Incentive Award Plan in accordance with ASC Topic 718.

(5) Amount reflects the full grant-date fair value of the Annual Share Unit Award granted to Mr. Roberts under the Student Housing Plan during 2016, which was calculated by multiplying the applicable number of share units by the estimated per unit value ($18.46) on the date of grant as prescribed by ASC Topic 718. The estimated value of each share unit ($18.46) was determined by the compensation committee.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

The following provides a description of the material terms of each NEO’s employment agreement. Unless the context requires otherwise, references to “we” or the “Company” refer to InvenTrust or University House, as applicable.

On June 19, 2015, we entered into an Amended and Restated Executive Employment Agreement (an “Amended Employment Agreement”) with each of our NEOs. The Amended Employment Agreements provided for the following annual base salaries: Mr. McGuinness - $700,000; Messrs. Podboy, Collins and Wilton - $395,000; and Mr. Roberts - $375,000. Our compensation committee approved increases to these base salaries as follows for 2016 (or, in the case of Mr. Roberts, effective as of November 16, 2015): Mr. McGuinness - $725,000; Mr. Podboy - $500,000; Mr. Collins - $425,000; Mr. Wilton - $407,000; and Mr. Roberts - $450,000.

In addition, each executive is eligible to receive an annual cash performance bonus based upon the achievement of performance criteria established and approved by our compensation committee. The target awards for Messrs. McGuinness, Podboy, Collins, Wilton and Roberts under the Amended Employment Agreements will be no less than 125%, 80%, 80%, 80% and 80% of such executive’s annual base salary, respectively. For 2016, our compensation committee approved an increase to the target award for Mr. Podboy to 90% of his annual base salary. In the event of a change in control or Listing Event of the Company or University House, as applicable, the NEO will be eligible to receive a pro-rated portion of the executive’s target annual bonus for the year in which such event occurs.

The Amended Employment Agreement with Mr. Roberts provided that each year during his employment, we would grant him an annual share unit award under the Student Housing Plan with an aggregate value equal to no less than 133% of his then-current annual base salary.

The Amended Employment Agreements also contain a confidentiality covenant by the executive that extends indefinitely, a non-competition covenant that extends during the executive’s employment and for a period of one year following a termination of the executive’s employment (or, with respect to Mr. Roberts’ Amended Employment Agreement, for one year following a termination of Mr. Roberts’ employment by him for any reason or by the Company for “cause”) and an employee and independent contractor non-solicitation covenant that extends during the executive’s employment and for a period of three years following a termination of the executive’s employment. The non-competition covenant contained in the Amended Employment Agreements generally prohibits the executive from engaging or associating with any person or entity that owns properties having an aggregate appraised value of at least $500 million and is actively engaged in the acquisition, ownership, development, improvement, operation, management, leasing or sale of community centers, grocery-anchored centers, strip centers and/or power centers (or, with respect to Mr. Roberts’ Amended Employment

Agreement, any person or entity engaged in the business of operating or managing REITs or purchasing or selling student housing properties anywhere in the United States). Each Amended Employment Agreement with Messrs. McGuinness, Podboy, Collins and Wilton also includes a mutual non-disparagement covenant by the executive and the Company.

In addition to the terms described above, each of the Amended Employment Agreements also provides for certain payments and benefits upon a termination without “cause” or for “good reason” (each, as defined in the applicable employment agreement), which are described under the caption “- Potential Payments Upon Termination or Change in Control” below.

As discussed above, in connection with Mr. Wilton’s departure, the Company and Mr. Wilton entered into the Severance Agreement. Pursuant to the Severance Agreement, Mr. Wilton is entitled to certain severance payments and benefits, as more fully described below under the caption “- Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2016 Fiscal Year-End

The following tables summarize the number of RSUs underlying outstanding RSU Awards and share units underlying outstanding Annual Share Unit Awards and Contingency Share Unit Awards for each NEO as of December 31, 2016.

Outstanding Restricted Stock Unit Awards at Fiscal Year End

The following table represents the RSU Awards outstanding as of December 31, 2016, granted under the Incentive Award Plan.

Name	Grant Date	Number of RSUs That Have Not Vested (#)		Market Value of RSUs That Have Not Vested ($)(1)
Thomas P. McGuinness	June 19, 2015	165,804	(2)	520,625
	May 6, 2016	373,407	(3)	1,172,498

Michael E. Podboy	June 19, 2015	47,373	(2)	148,751
	May 6, 2016	128,025	(3)	401,999

David F. Collins	June 19, 2015	47,373	(2)	148,751
	May 6, 2016	106,688	(3)	335,000

(1) Amounts represent the number of outstanding RSUs multiplied by $3.14, which is equal to the most recent estimated value per share of our common stock, which was as of May 1, 2016.

(2) Represents outstanding RSUs, which vest, subject to the executive’s continued service on the vesting date, at 100% on December 29, 2017. If the executive’s service is terminated by us other than for “cause” or by the executive for “good reason,” in either case, on the date of, or during the 24 month period following, a change in control of the Company, or due to the executive’s death or “disability” (as defined in the RSU Award Agreement), the RSU Award will vest in full upon such termination.

(3) Represents outstanding RSUs, which vest, subject to the executive’s continued service on each applicable vesting date, as follows: 49% on December 29, 2017 and 51% on December 31, 2018. If the executive’s service is terminated by us other than for “cause” or by the executive for “good reason,” in either case, on the date of, or during the 24 month period following, a change in control of the Company, or due to the executive’s death or “disability” (as defined in the RSU Award Agreement), the RSU Award will vest in full upon such termination.

Outstanding Share Unit Awards at Fiscal Year End

The following table represents the Share Unit Awards outstanding as of December 31, 2016, granted under the Retail Plan.

Name	Grant Date	Number of Share Units That Have Not Vested (#)(1)	Market Value of RSUs and Share Units That Have Not Vested ($)(2)
Thomas P. McGuinness	October 9, 2014 October 9, 2014	150,000(3) 150,000(4)	1,500,000 1,500,000

Michael E. Podboy	October 9, 2014 October 9, 2014	40,000(3) 40,000(4)	400,000 400,000

David F. Collins	October 9, 2014 October 9, 2014	40,000(3) 40,000(4)	400,000 400,000

(1) Numbers do not reflect adjustments made by our compensation committee from time to time to the number of share units underlying each award in order to prevent dilution or enlargement of value as a result of intercompany transfers of cash, assets or debt that have affected the interim equity value of our retail business. For additional information, see footnote 2 below. For a more detailed description of the Share Unit Awards, see the discussion under the captions “Share Unit Plans” and “Share Unit Awards” above.

(2) Amounts represent the number of share units that were granted on the grant date multiplied by the estimated value of each share unit on the grant date as determined by our compensation committee by reference to the third-party valuation performed for the Company that was the most recent third-party valuation available at the time of the grant. The estimated value of a share unit was determined based on a phantom capitalization of our retail business, and does not directly correspond to the value of a share of common stock of the Company. Vesting of the share units is conditioned upon the occurrence of a triggering event, such as a Listing Event or a change in control of the business and, therefore, the market value of the share units cannot be definitively determined until the occurrence of such an event.

(3) Represents an Annual Share Unit Award granted under the Retail Plan, which will vest and be settled on the later to occur of (i) the date of a change in control of the Company, or a Listing Event with respect to the shares of common stock of the Company, and (ii) the third anniversary of the vesting commencement date of the award, subject to the executive’s continued employment through the applicable settlement date, provided that in no event will the Annual Share Unit Award vest or be settled unless such a change in control or Listing Event occurs on or before the fifth anniversary of the vesting commencement date of the award. The vesting commencement date for each Annual Share Unit Award is March 12, 2014.

(4) Represents a Contingency Share Unit Award granted under the Retail Plan, the vesting and settlement of which is contingent upon the occurrence of a change in control of the Company, or a Listing Event with respect to the shares of common stock of the Company, in each case that occurs no later than the fifth anniversary of the applicable vesting commencement date. If a Listing Event occurs, the Contingency Share Unit Award will vest and settle in three equal installments on each of the first three anniversaries of the Listing Event, subject to the executive’s continued employment through each vesting date. If a qualifying change in control occurs, 100% of the Contingency Share Unit Award will vest and settle on the one-year anniversary of the change in control event, subject to the executive’s continued employment through the vesting date. The vesting commencement date for each Contingency Share Unit Award is March 12, 2014.

Stock Vested

The following table provides information regarding RSU Awards held by Messrs. McGuinness, Podboy, Collins and Wilton and share unit awards held by Mr. Roberts, in each case, that vested during fiscal year 2016:

Name	Number of Shares Acquired on Vesting (#)		Values Realized on Vesting ($) (1)
Thomas P. McGuinness	344,846		1,082,816
Michael E. Podboy	109,037		342,376
David F. Collins	98,527		309,375
Scott W. Wilton	98,527	(2)	309,375
Jonathan T. Roberts	89,957	(3)	1,660,600	(4)

(1) Amounts represent the number of shares of our common stock acquired in connection with the vesting of RSUs multiplied by $3.14, which is equal to the estimated value per share of our common stock as of May 1, 2016 and was the latest valuation available on December 30, 2016, the vesting date.

(2) Amount represents the number of shares of our common stock acquired in connection with the accelerated vesting of RSUs held by Mr. Wilton at the time of his termination of employment on November 30, 2016 pursuant to the terms of the Severance Agreement.

(3) In connection with the sale of University House of June 21, 2016, Mr. Roberts vested in 89,957 University House share units. University House share units and the value of a share unit were based on a phantom capitalization of our student housing business, and do not correspond to an equivalent number or value of shares of common stock of the Company or University House.

(4) Amount represents the fair market value of University House share units held by Mr. Roberts that vested in connection with the sale of University House.

Potential Payments Upon Termination or Change in Control

Our NEOs are entitled to certain payments and benefits upon a qualifying termination of employment (whether or not such termination is in connection with a change in control) or upon a change in control or Listing Event. The following discussion describes the payments and benefits to which our NEOs, other than Messrs. Wilton and Roberts, would have become entitled upon a qualifying termination or change in control, as applicable, occurring on December 31, 2016. With respect to Mr. Wilton, the discussion describes the payments and benefits payable under the Severance Agreement in connection with his termination of employment on November 30, 2016. With respect to Mr. Roberts, the discussion describes the payments and benefits to which Mr. Roberts would have become entitled upon a qualifying termination or change in control, as applicable, occurring prior to the sale of University House, and the payments and benefits that Mr. Roberts received in connection with the sale of University House.

Employment Agreements

Under the NEOs’ respective Amended Employment Agreements, if the executive’s employment was terminated by the Company or University House, as applicable, without “cause” or by the executive for “good reason” (each, as defined in the Amended Employment Agreement), the NEO would be entitled to the following severance payments and benefits:

•	payment in an amount equal to a multiple of the sum of the NEO’s annual base salary and target bonus for the year in which the termination occurs, payable in equal installments over a period of 12 months commencing within 60 days (or 70 days for Mr. Roberts) following the NEO’s termination date (except as described below); and

•	payment or reimbursement by us or University House, as applicable, of premiums for healthcare continuation coverage under COBRA for the NEO and his dependents for up to 18 months after the termination date.

The cash severance multiple for each NEO for both non-change in control and change in control termination scenarios is as follows: Mr. McGuinness - 2x (non-change in control) and 3x (change in control); Messrs. Podboy, Collins, Wilton and Roberts - 1.5x (non-change in control) and 2.5x (change in control). Under the Amended Employment Agreements, the change in control severance multiple will apply in the event of a termination by us without “cause” that occurs on the date of, or during the 24 month period following, a change in control transaction or, with respect to Messrs. McGuinness, Podboy, Collins and Wilton, a sale of our retail business, or in the event of a termination by the NEO for “good reason” that occurs on the date of, or during the 24 month period following, a change in control transaction (each, as defined in the Amended Employment Agreement). Cash severance payable in the event of a qualifying change in control termination will be made in a single lump sum within 60 days (or 70 days for Mr. Roberts) following the NEO’s termination date (rather than installments over 12 months). The NEO’s right to receive the severance or other benefits described above will be subject to the NEO signing, delivering and not revoking a general release agreement in a form generally used by us.

The Amended Employment Agreements further provide that, to the extent that any payment or benefit received by an NEO in connection with a change in control would be subject to an excise tax under Section 4999 of the

Code, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to the executive than receiving the full amount of such payments.

RSU Awards

The RSU Agreements provide for accelerated vesting of the awards in the event of certain terminations of service. If an NEO’s service is terminated by us other than for “cause” or by the NEO for “good reason,” in either case, on the date of, or during the 24 month period following, a change in control of the Company, or due to the NEO’s death or “disability” (as defined in the RSU Award Agreement), the RSU Award will vest in full upon such termination.

Share Unit Awards

The form of award agreements covering the share unit awards made to our NEOs provide for accelerated vesting of the awards in the event of certain terminations of service and, in the case of the Transaction Share Unit Awards, a change in control or Listing Event.

With respect to Annual Share Unit Awards and Contingency Share Unit Awards, if the NEO’s employment is terminated by the Company or University House, as applicable, without “cause” or by the NEO for “good reason” (each, as defined in the applicable award agreement or Share Unit Plan), in either case, following the occurrence of a change in control or Listing Event, the unvested portion of the award will vest in full and be settled on the date of such termination or resignation. In addition, with respect to Annual Share Unit Awards and Contingency Share Unit Awards, in the event that the NEO’s employment was terminated on account of death or “disability” (as defined in the applicable award agreement) after the occurrence of a change in control or Listing Event, then with respect to all share units which were unvested as of that time, the NEO would be entitled to receive a cash payment equal to the fair market value of the share units on the date of the termination. In the event that the NEO’s employment was terminated on account of death or “disability,” and a change in control or Listing Event had not yet occurred, then upon the occurrence of a change in control or Listing Event, the NEO would be entitled to a cash payment equal to the fair market value of the share units on the date of the change in control or Listing Event, as applicable.

Wilton Severance Agreement

Under the Severance Agreement, Mr. Wilton is entitled to the following compensation and benefits: (i) $67,833 payable on the second regularly scheduled payroll date following the effective date of Mr. Wilton’s termination of employment (the “separation date”); and (ii) continued health insurance coverage at the Company’s expense for a period of 60 days following the separation date. Additionally, subject to Mr. Wilton’s continued compliance with the terms and conditions of the Severance Agreement and Mr. Wilton’s execution of a second general release of claims in favor of the Company within 30 days following the separation date, Mr. Wilton will be entitled to the following compensation and benefits: (a) $1,098,900 payable over a period of 12 months following the separation date; (b) $325,600 (in respect of Mr. Wilton’s 2016 annual bonus) payable in a lump sum following the effectiveness of the second general release of claims; (c) continued health insurance coverage at the Company’s expense for the period beginning on the 60th day following the separation date and ending up to 18 months following the separation date; (d) accelerated vesting, effective as of the separation date, of 98,527 restricted stock units previously granted to Mr. Wilton which were otherwise scheduled to vest by December 31, 2016; and (e) 12 months of outplacement assistance at the Company’s expense. The following table summarizes the amount of compensation and benefits paid or payable to Mr. Wilton under the Severance Agreement.

	Cash Severance(1)	Company-Paid COBRA Premiums (2)	Outplacement Services	Accelerated Vesting of RSU Awards (3)	Total
Scott W. Wilton	$1,492,333	$28,355	$18,000	$309,375	$1,848,063

(1) Includes (i) two months salary ($67,833), (ii) severance over 12 months ($1,098,900) and (iii) payment in respect of Mr. Wilton’s 2016 cash bonus ($325,600).

(2) Estimated value based on Company-paid COBRA premiums at 2016 enrollment rates.

(3) Represents the product of 98,527 RSUs multiplied by $3.14, which is equal to the latest estimated share value of the Company as of the separation date.

The compensation and benefits payable under the Severance Agreement are conditioned upon Mr. Wilton not revoking the general release of claims set forth in the Severance Agreement.

Payments to Mr. Roberts Upon Sale of University House

In connection with the sale of University House on June 21, 2016, our compensation committee approved the settlement of each outstanding share unit award held by employees of University House, including Mr. Roberts, in exchange for a cash payment equal to the fair market value of the share units subject to the award. The aggregate amount payable to Mr. Roberts in settlement of his share units was $1,660,600. Such share unit awards were to be settled as soon as practicable following the closing of the sale.

In addition, pursuant to the terms of the Retention Bonus Plan, in the event of a change in control of University House, subject to Mr. Roberts’ continued employment with University House until immediately prior to such change in control and subject to the terms and conditions of the Retention Bonus Plan, Mr. Roberts was entitled to receive a cash retention bonus in an amount equal to one-half of his then-current annual base salary. Upon the closing of the sale of University House, Mr. Roberts received a lump-sum retention bonus payment under the Retention Bonus Plan equal to $225,000. Payment of this bonus was an obligation of the purchaser of University House pursuant to the terms of the Stock Purchase Agreement between the Company and the purchaser.

Summary of Potential Payments

The following table summarizes the payments that would be made to our NEOs, other than Messrs. Wilton and Roberts, upon the occurrence of certain qualifying terminations of employment or a change in control, Listing Event or a sale of our retail business (a “retail sale”), assuming such NEO’s termination of employment with the Company occurred on December 31, 2016 and, where relevant, that a change in control or Listing Event of the Company or a retail sale occurred on December 31, 2016. Amounts shown in the table below do not include (1) accrued but unpaid salary or bonuses and (2) other benefits earned or accrued by the NEO during his employment that are available to all salaried employees, such as accrued vacation.

Mr. Wilton resigned from his position as an executive officer and all other positions that he held with the Company and its subsidiaries effective November 30, 2016. Payments made to Mr. Wilton under the Severance Agreement in connection with his termination of employment are described above under “Potential Payments Upon Termination or Change in Control - Wilton Severance Agreement.”

Mr. Roberts ceased to be employed by the Company and its subsidiaries and ceased to be an executive officer of the Company upon the closing of the sale of University House on June 21, 2016. Amounts earned by Mr. Roberts in connection with the sale of University House are described above under “Potential Payments Upon Termination or Change in Control - Payments to Mr. Roberts Upon Sale of University House.”

Name	Benefit	Change of Control or Listing Event (No Termination)	Change in Control or Listing Event Following Termination Upon Death or Disability(1)	Termination Upon Death or Disability Following a Change in Control or Listing Event(2)	Termination Without Cause or For Good Reason (No Change in Control or Retail Sale)	Termination Without Cause or For Good Reason (Change in Control or Retail Sale)(2)(3)
Thomas P. McGuinness	Cash Severance(4)	—	—	—	$3,262,500	$4,893,750
	Accelerated Vesting of RSU Awards(5)	—	$1,693,123	$1,693,123	—	1,693,123
	Accelerated Vesting of Share Unit Awards(6)		3,000,000	3,000,000	—	3,000,000
	Company-Paid COBRA Premiums(7)	—	—	—	26,650	26,650
	Total		4,693,123	4,693,123	3,289,150	9,613,523
Michael E. Podboy	Cash Severance(4)	—	—	—	1,425,000	2,375,000
	Accelerated Vesting of RSU Awards(5)	—	550,750	550,750	—	550,750
	Accelerated Vesting of Share Unit Awards(6)		800,000	800,000	—	800,000
	Company-Paid COBRA Premiums(7)	—	—	—	38,281	38,281
	Total		1,350,750	1,350,750	1,463,281	3,764,031
David F. Collins	Cash Severance(4)	—	—	—	1,147,500	1,912,500
	Accelerated Vesting of RSU Awards(5)	—	483,751	483,751	—	483,751
	Accelerated Vesting of Share Unit Awards(6)	—	800,000	800,000	—	800,000
	Company-Paid COBRA Premiums(7)	—	—	—	38,377	38,377
	Total	—	1,283,751	1,283,751	1,185,877	3,234,628

(1) Includes (i) with respect to the RSU Awards, amounts to which NEOs would be entitled to upon a termination of employment on account of death or “disability” at any time and (ii) with respect to the share unit awards, amounts to which NEOs would be entitled to upon a change in control or Listing Event occurring following a termination of employment on account of death or “disability.”

(2) Includes (i) amounts which would be payable by reason of accelerated vesting of RSU Awards upon a qualifying termination of employment following a change in control and (ii) amounts which would be payable by reason of accelerated vesting of share unit awards upon a qualifying termination of employment following the change in control or Listing Event.

(3) Represents amounts to which NEOs would be entitled upon a qualifying termination of employment occurring on the date of, or during the 24 month period following, a change in control (or with respect to share unit awards, following a Listing Event).

(4) Represents a multiple of the sum of the NEO’s annual base salary and target bonus for the year in which the qualifying termination occurs. The multiple varies by executive, and whether the executive’s qualifying termination occurs on the date of, or during the 24 month period following, a change in control. For additional details, see “ - Employment Agreements” above.

(5) Represents the aggregate value of the NEO’s unvested RSUs which would vest in connection with the executive’s termination of employment, calculated by multiplying the applicable number of RSUs subject to each RSU Award by $3.14, which is equal to the most recently published estimated value per share of our common stock as of December 31, 2016.

(6) Represents the aggregate value of the NEO’s unvested share unit awards that would vest in connection with the change in control or Listing Event or the executive’s termination of employment, as applicable. Amounts represent the number of share units on the grant date multiplied by the estimated value of each share unit on the grant date as determined by our compensation committee by reference to the third-party valuation performed for the Company that was the most recent third-

party evaluation available at the time of the grant. The estimated value of a share unit was determined based on a phantom capitalization of our retail business and does not directly correspond to the value of a share of common stock of the Company. Vesting of the share units is conditioned upon the occurrence of a triggering event, such as a Listing Event or a change in control of the business and, therefore, the market value of the share units cannot be definitively determined until the occurrence of such an event.

(7) Represents reimbursement of COBRA premiums. The amounts associated with COBRA premiums were calculated using 2016 enrollment rates, multiplied by the maximum 18 month period during which the executive may be entitled to reimbursement of COBRA premiums.

Compensation Risk Assessment

We believe that our compensation policies and practices appropriately balance near-term performance improvement with sustainable long-term value creation, and that they do not encourage unnecessary or excessive risk taking. In 2016, our management conducted an extensive review of the design and operation of our compensation program and presented their findings to the compensation committee. The review included an assessment of the level of risk associated with the various elements of compensation. Based on this review and assessment, we believe that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT1

The compensation committee of the board of directors of InvenTrust Properties Corp. (the “Company”) has reviewed and discussed with management the Compensation Discussion and Analysis contained in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders (the “Proxy Statement”) and, based on such review and discussions, recommended to the board that the Compensation Discussion and Analysis be included in the Proxy Statement.

Compensation Committee of the Board of Directors

Paula J. Saban (Chair)

Julian E. Whitehurst

1	This report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

STOCK OWNERSHIP

Stock Owned by Certain Beneficial Owners and Management

The following table provides information with respect to the beneficial ownership of our common stock as of March 28, 2017, by (i) each person who we believe is a beneficial owner of more than 5% of our outstanding common stock, (ii) each of our directors, nominees and NEOs and (iii) all directors, nominees and executive officers as a group.

Unless otherwise indicated, the address of each named person is c/o InvenTrust Properties Corp., 2809 Butterfield Road, Suite 200, Oak Brook, Illinois 60523. Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities, and no shares beneficially owned by any director, nominee or executive officer have been pledged as security.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		% of Shares Outstanding
Directors and Named Executive Officers:
Thomas P. McGuinness, Director, President and Chief Executive Officer	267,544	(2)	*
Michael E. Podboy, Executive Vice President, Chief Financial Officer, Chief Investment Officer and Treasurer	81,605	(3)	*
David F. Collins, Executive Vice President, Portfolio Management	75,932		*
Scott W. Wilton, Former Executive Vice President, General Counsel and Secretary	81,076	(4)	*
Jonathan T. Roberts, Former President, University House	-		*
J. Michael Borden, Director, Chairman of the Board	149,031	(5)	*
Thomas F. Glavin, Director	72,041	(6)	*
Scott A. Nelson, Director	6,569	(7)	*
Paula J. Saban, Director	36,390	(8)	*
Michael A. Stein, Director	6,569	(9)	*
Julian E. Whitehurst, Director	26,274	(10)	*

All Executive Officers and Directors as a Group (9 persons)	721,955		*

* Indicates less than 1%

(1) For Messrs. McGuinness, Podboy and Collins, does not include shares underlying unvested RSUs. All fractional ownership amounts have been rounded to the nearest whole number.

(2) Mr. McGuinness and his spouse share voting and dispositive power over all 267,544 shares.

(3) Mr. Podboy and his spouse share voting and dispositive power over all 81,605 shares.

(4) Includes 77,048 shares over which Mr. Wilton and his spouse share voting and dispositive power, 3,351 shares over which Mr. Wilton and his mother share voting and dispositive power, and 677 shares owned by Mr. Wilton’s spouse through her individual IRA. Mr. Wilton resigned from his position as an executive officer and all other positions that he held with the Company and its subsidiaries effective November 30, 2016.

(5) Includes 115,899 shares over which Mr. Borden has sole voting and dispositive power and 6,858 shares owned by Mr. Borden’s spouse. Amount also includes 26,274 RSUs held by Mr. Borden, each of which represents a contingent right to receive one share of the Company’s common stock. The RSUs will vest on the date of the Annual Meeting (subject to accelerated vesting in certain circumstances), and will be settled in shares of the Company’s common stock within 60 days after the Annual Meeting.

(6) Includes 45,767 shares over which Mr. Glavin and his spouse share voting and dispositive power. Amount also includes 26,274 RSUs held by Mr. Glavin, each of which represents a contingent right to receive one share of the Company’s common stock. The RSUs will vest on the date of the Annual Meeting (subject to accelerated vesting in certain circumstances), and will be settled in shares of the Company’s common stock within 60 days after the Annual Meeting.

(7) Amount consists of 6,569 RSUs held by Mr. Nelson, each of which represents a contingent right to receive one share of the Company’s common stock. The RSUs will vest on the date of the Annual Meeting (subject to accelerated vesting in certain circumstances), and will be settled in shares of the Company’s common stock within 60 days after the Annual Meeting.

(8) Ms. Saban and her spouse share voting and dispositive power over 20,625 shares. Amount also includes 15,765 RSUs held by Ms. Saban, each of which represents a contingent right to receive one share of the Company’s common stock. The RSUs will vest on the date of the Annual Meeting (subject to accelerated vesting in certain circumstances), and will be settled in shares of the Company’s common stock within 60 days after the Annual Meeting.

(9) Amount consists of 6,569 RSUs held by Mr. Stein, each of which represents a contingent right to receive one share of the Company’s common stock. The RSUs will vest on the date of the Annual Meeting (subject to accelerated vesting in certain circumstances), and will be settled in shares of the Company’s common stock within 60 days after the Annual Meeting.

(10) Amount consists of 26,274 RSUs held by Mr. Whitehurst, each of which represents a contingent right to receive one share of the Company’s common stock. The RSUs will vest on the date of the Annual Meeting (subject to accelerated vesting in certain circumstances), and will be settled in shares of the Company’s common stock within 60 days after the Annual Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires each director, executive officer and individual beneficially owning more than 10% of our common stock to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of our common stock with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by SEC rules to furnish us with copies of all forms they file. Based solely on a review of the copies of these forms furnished to us during, and with respect to, the fiscal year ended December 31, 2016, or written representations that no additional forms were required, we believe that all of our executive officers and directors and persons that beneficially owned more than 10% of the outstanding shares of our common stock complied with these filing requirements during the fiscal year ended December 31, 2016.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures with Respect to Related Party Transactions

Our board of directors has adopted a written policy regarding the review, approval and ratification of transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that management present to the audit committee any proposed “related person transaction” (defined as any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K)) had, has or will have a direct or indirect interest), including all relevant facts and circumstances relating thereto. The audit committee will review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of the Code of Ethics and Business Conduct, and either approve or disapprove the related person transaction.

If advance audit committee approval of a related person transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the audit committee subject to ratification of the transaction by the audit committee at the audit committee’s next regularly scheduled meeting; provided, that if ratification shall not be forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. Any related person transaction shall be consummated and shall continue only if the audit committee has approved or ratified such transaction in accordance with Section 2-419 of Maryland Code, Corporations and Associations (if applicable), or any successor provision thereto, our charter and bylaws and the guidelines set forth in the related person policy.

AUDIT COMMITTEE REPORT1

The audit committee of the board of directors of InvenTrust Properties Corp. (the “Company”) assists the board of directors in its oversight of the integrity of the Company’s financial statements. Management has the primary responsibility for the financial statements, the reporting process and maintaining an effective system of internal controls over financial reporting. The Company’s independent auditors are engaged to audit and express opinions on the conformity of the Company’s financial statements with United States generally accepted accounting principles.

In addition to fulfilling its oversight responsibilities as set forth in its charter and further described in the section of the Company’s proxy statement for the 2017 Annual Meeting of Stockholders titled “Audit Committee,” the audit committee has performed the following:

•	Prior to the filing of our Annual Report on Form 10-K for the year ended December 31, 2016, reviewed and discussed with management and KPMG LLP (“KPMG”) the Company’s audited consolidated financial statements.

•	Discussed with KPMG the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and any other matters required to be communicated to the committee by KPMG under auditing standards established from time to time by the PCAOB or SEC rules and regulations.

•	Evaluated KPMG’s qualifications, performance and independence (consistent with SEC requirements), which included the receipt and review of the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the audit committee concerning independence and discussions with KPMG regarding its independence.

Based on the reviews and discussions with management and KPMG cited above, including the review of KPMG’s disclosures and letter to the audit committee and review of the representations of management and the reports of KPMG, the audit committee recommended to the board of directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC.

Submitted by the members of the audit committee of the board.

Audit Committee of the Board of Directors

Thomas F. Glavin (Chairman)

Scott A. Nelson

Michael A. Stein

1	This report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

PROPOSAL NO. 2 – RATIFY APPOINTMENT OF KPMG LLP

The audit committee has selected KPMG LLP (“KPMG”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017. We are asking our stockholders to ratify the selection.

KPMG also served as our independent registered accounting firm for fiscal year 2016. Representatives of KPMG will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

Stockholder ratification of the selection of KPMG as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board of directors is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate governance practice. Furthermore, the audit committee will take the results of the stockholder vote regarding KPMG’s appointment into consideration in future deliberations. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company. Our board unanimously recommends that you vote “FOR” the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2017.

Fees to Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by our independent registered public accounting firm, KPMG for the audit of our annual consolidated financial statements for the years ended December 31, 2016 and 2015, together with fees for audit-related services and tax services rendered by KPMG for the years ended December 31, 2016 and 2015, respectively.

	Year ended December 31,
	2016	2015
Audit fees (1)	$1,540,450	$2,776,500
Audit-related fees	-	-
Tax fees (2)	830,420	957,010
All other fees	-	-
TOTAL	$2,370,870	$3,733,510

(1) Audit fees consist principally of fees paid for the audit of our annual consolidated financial statements and review of our consolidated financial statements included in our quarterly reports. In addition, for the year ended December 31, 2015, $1,075,000 of the above audit fees relate to the Highlands registration statement on Form 10, the audit of the 2012-2014 Highlands combined consolidated financial statements, and the audit of the 2015 Highlands combined consolidated financial statements.

(2) Tax fees are comprised of tax compliance and consulting fees.

Approval of Services and Fees

Our audit committee, or the chairman of our audit committee, must pre-approve any audit and non-audit service provided to us by the independent auditor, unless the engagement is entered into pursuant to appropriate pre-approval policies established by the audit committee or if such service falls within available exceptions under SEC rules. If approved by the chairman of the audit committee, such approval will be presented to the audit committee at its next meeting. The audit committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to approve audit and permitted non-audit services, provided that the decision of the subcommittee to approve any service shall be presented to the full audit committee at its next scheduled meeting.

The audit committee has reviewed and approved all of the fees charged by KPMG for the years ended December 31, 2016 and 2015, and actively monitors the relationship between audit and non-audit services provided by KPMG. The audit committee concluded that all services rendered by KPMG during the years ended December 31, 2016 and 2015, respectively, were consistent with maintaining KPMG’s independence. As a matter of policy, we will not engage our primary independent registered public accounting firm for non-audit services other than “audit-related services,” as defined by the SEC, certain tax services and other permissible non-audit services that are specifically approved as described above.

STOCKHOLDER PROPOSALS

Stockholder Proposals for the 2018 Annual Meeting

The deadline has passed to submit any proposals for the 2017 Annual Meeting. We have not received any timely stockholder proposals for inclusion in this year’s proxy statement.

Nominations of Director Candidates for the 2018 Annual Meeting

Stockholder nominations of director candidates must be submitted in advance to the Company in accordance with the procedures specified in Section 9(a) of Article II of our current bylaws. Generally, this requires that the stockholder send certain information about the candidate to our secretary not later than 5:00 p.m., eastern time, on the 120th day and not earlier than the 150th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. For our annual meeting to be held in 2018, a stockholder must provide written notice of a candidate nomination not earlier than November 8, 2017 and not later than 5:00 p.m., eastern time, on December 8, 2017, to our corporate secretary, c/o InvenTrust Properties Corp., 2809 Butterfield Road, Suite 200, Oak Brook, Illinois 60523. Nominations of director candidates by stockholders must also comply with the other procedures specified in Article II, Section 9(a) of our bylaws. A copy of our bylaws may be obtained by written request to our corporate secretary at the same address. Additional information regarding director nominations is included above under the heading Corporate Governance Principles – Nominating and Corporate Governance Committee.

Other Stockholder Proposals for the 2018 Annual Meeting

Stockholders intending to present any other proposal for action by the stockholders at an annual meeting are subject to the same notice provisions under our bylaws for director candidate nominations as discussed above. Accordingly, for our annual meeting to be held in 2018, a stockholder must provide written notice to the Company of a proposal not earlier than November 8, 2017 and not later than 5:00 p.m., eastern time, on December 8, 2017.

Our bylaws do not change the deadline for a stockholder seeking to include a proposal in our proxy statement pursuant to Rule 14a-8 promulgated under the Exchange Act or affect a stockholder’s right to present for action at an annual meeting any proposal so included. Rule 14a-8 requires that notice of a stockholder proposal requested to be included in our proxy materials pursuant to that Rule must generally be furnished to our corporate secretary not later than 120 days prior to the anniversary date of our proxy statement for the previous year’s annual meeting. For our annual meeting to be held in 2018, stockholder proposals to be considered for inclusion in the proxy statement under Rule 14a-8 must be received by our corporate secretary no later than December 8, 2017.

Each of these stockholder proposals should be submitted in writing and addressed to our corporate secretary, c/o InvenTrust Properties Corp., 2809 Butterfield Road, Suite 200, Oak Brook, Illinois 60523.

ANNUAL REPORT TO STOCKHOLDERS

We have filed an Annual Report on Form 10-K for the year ended December 31, 2016 with the Securities and Exchange Commission. You may obtain, free of charge, a copy of the 2016 Annual Report on Form 10-K by writing to InvenTrust Properties Corp., 2809 Butterfield Road, Suite 200, Oak Brook, Illinois 60523, Attention: Investor Relations, or by telephoning us, toll free, at (855) 377-0510. Copies of exhibits will be provided upon payment of a nominal fee equal to our expenses in furnishing such exhibits. Our Annual Report on Form 10-K may also be accessed electronically on our website at www.inventrustproperties.com through the “Investor Relations - Financials - Annual Reports” and “ - SEC Filings” tabs.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
INVENTRUST PROPERTIES CORP.
P.O. BOX 219845 KANSAS CITY, MO 64121-9845	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E25971-P91003 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

INVENTRUST PROPERTIES CORP.
The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors

	Nominees:			For	Withhold
	1a.	J. Michael Borden		☐	☐
	1b.	Thomas F. Glavin		☐	☐
	1c.	Thomas P. McGuinness		☐	☐
	1d.	Scott A. Nelson		☐	☐
	1e.	Paula J. Saban		☐	☐
	1f.	Michael A. Stein		☐	☐
	1g.	Julian E. Whitehurst		☐	☐

							For	Against	Abstain

2.	Ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017.						☐	☐	☐

NOTE: Proxies will be authorized to vote in their discretion with respect to any other business that may properly come before the annual meeting, including any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E25972-P91003

INVENTRUST PROPERTIES CORP.
Annual Meeting of Stockholders
June 1, 2017 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Thomas P. McGuinness, Michael E. Podboy and Christy L. David, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to attend the Annual Meeting of Stockholders of INVENTRUST PROPERTIES CORP. to be held at 9:00 AM, CDT on June 1, 2017, at Hilton Oak Brook Hills Resort, 3500 Midwest Road, Oak Brook, Illinois 60523, and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at such meeting with all powers possessed by the undersigned if personally present at such meeting. Each proxy is authorized to vote as directed on the reverse side hereof and otherwise in his or her discretion with respect to any other business as may properly come before the meeting or any postponement or adjournment thereof. The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders and the Proxy Statement and revokes any proxy heretofore given with respect to such meeting or any postponement or adjournment thereof.

The votes entitled to be cast by the undersigned, when this proxy is properly executed, will be cast in the manner directed herein. If this proxy is properly executed and no such direction is made, the votes entitled to be cast by the undersigned will be cast in accordance with the Board of Directors recommendations.

Continued and to be signed on reverse side

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